                                                                   EXHIBIT 10.27




                            STOCK PURCHASE AGREEMENT

                                     AMONG

                           UNITED DENTAL CARE, INC.,

                                 AS PURCHASER,

                               GILBERT G. FINGER,

                             PATRICIA L. SCHUBRING,

                              EDWARD K. HALSTEAD,

                             BIRCHTREE ENTERPRISES

                                      AND

                            BINKLEY & STEWART, P.C.

                                   AS SELLERS

                                      AND

                         INDEPENDENT DENTAL PLANS, INC.





                                     AS OF
                                 JUNE 28, 1996

                               TABLE OF CONTENTS


ARTICLE 1        DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

   1.1           Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   1.2           Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2        PURCHASE AND SALE .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

   2.1           Agreement to Sell and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   2.2           Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   2.3           Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 3        REPRESENTATIONS AND WARRANTIES OF EACH SELLER  . . . . . . . . . . . . . . . . . . . . . . . .   2

   3.1           Authority Relative to This Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   3.2           Title to Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   3.3           Absence of Breach; No Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   3.4           Stock Redemption Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE 4        REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . .   3

   4.1           Due Organization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   4.2           Subsidiaries/Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   4.3           Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   4.4           Capitalization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   4.5           Licenses/Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   4.6           Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   4.7           No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   4.8           No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   4.9           Title to and Condition of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   4.10          Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   4.11          Real Property Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   4.12          Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   4.13          Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (a)     Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (b)     Dentists' Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (c)     Other Provider Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (d)     Employer Group Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (e)     Management Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (f)     Copies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   4.14          Employees, Et Cetera . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   4.15          Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   4.16          Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

   4.17          Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   4.18          Broker's and Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   4.19          Labor Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   4.20          Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   4.21          Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   4.22          Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   4.23          Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   4.24          Transactions With Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   4.25          Improper Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   4.26          Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE 5        REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . .  15

   5.1           Due Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   5.2           Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   5.3           Absence of Breach; No Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   5.4           Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   5.5           Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 6        COVENANTS OF THE SELLERS AND THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

   6.1           Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   6.2           Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   6.3           No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   6.4           Conduct of Business Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   6.5           Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   6.6           Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   6.7           Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   6.8           Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   6.9           Breach of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   6.10          No Transfer of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   6.11          Updating of Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 7        COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

   7.1           Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   7.2           Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   7.3           Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   7.4           Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   7.5           Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   7.6           Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 8        CONDITIONS TO OBLIGATIONS OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

   8.1           Conditions to Obligations of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 9        CONDITIONS TO OBLIGATIONS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

   9.1           Conditions To Obligations of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 10       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

   10.1          Date of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   10.2          Actions by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (a)     Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (b)     Consulting/Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (c)     Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (d)     Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   10.3          Actions by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (a)     Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (b)     Consulting/Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (c)     Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 11       SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                 INDEMNITY; POST-CLOSING MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

   11.1          Representations and Warranties to Survive  . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   11.2          Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (a)     Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (b)     Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   11.3          Indemnity Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   11.4          Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (a)     General Threshold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (b)     Time Limits for Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (c)     Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   11.5          Remedies; Default; Notice and Cure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   11.6          Severance Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   11.7          Change of Control Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 12       TERMINATION; WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

   12.1          Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (a)     Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (b)     By Purchaser or Sellers: Condition Precedent . . . . . . . . . . . . . . . . . . . . .  31
                 (c)     By Purchaser or Sellers: Representations, Warranties and Covenants . . . . . . . . . .  31
   12.2          Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 13       CERTAIN DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

   13.1          Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   13.2          Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   13.3          Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   13.4          Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   13.5          Closing Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   13.6          Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   13.7          Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   13.8          Counsel to Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   13.9          Counsel to Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   13.10         ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   13.11         GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   13.12         Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   13.13         Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   13.14         Multiemployer Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   13.15         Payables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   13.16         PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   13.17         Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   13.18         Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
   13.19         Welfare Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 14       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

   14.1          Further Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
   14.2          Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
   14.3          Entire Agreement; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
   14.4          Binding Effect/Assignability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
   14.5          Exhibits/Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   14.6          Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   14.7          Headings/Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   14.8          Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   14.9          Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   14.10         Time.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   14.11         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   14.12         Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

LIST OF EXHIBITS

Exhibit A             -    Share Ownership of Sellers
Exhibit B-1           -    Schubring Consulting Agreement
Exhibit B-2           -    Halstead Consulting Agreement
Exhibit C-1           -    Schubring Employment Agreement
Exhibit C-2           -    Halstead Employment Agreement
Exhibit D             -    Form of Opinion of Counsel for Sellers
Exhibit E             -    Release


LIST OF SCHEDULES

Schedule 4.1          -      States Where Company Qualified
Schedule 4.5          -      Licenses, Etc.
Schedule 4.6          -      Financial Statements
Schedule 4.7          -      Adverse Changes
Schedule 4.8          -      Undisclosed Liabilities
Schedule 4.9          -      Title Encumbrances
Schedule 4.10         -      Litigation
Schedule 4.11         -      Real Property Leases
Schedule 4.12         -      Intellectual Property
Schedule 4.13A        -      Material Contracts
Schedule 4.13B        -      Dental Provider Contracts
Schedule 4.13D        -      Employer Group Contracts
Schedule 4.13E        -      Management Contracts
Schedule 4.14         -      Employees, Etc.
Schedule 4.15         -      Employee Benefit Plans
Schedule 4.16         -      Receivables
Schedule 4.17         -      Payables
Schedule 4.20         -      Insurance
Schedule 4.21         -      Consents
Schedule 4.22         -      Environmental Matters
Schedule 4.23         -      Taxes
Schedule 4.24         -      Transactions with Affiliates

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made as of the 28th day of June, 1996 (the "Effective Date") by and among United Dental Care, Inc., a Delaware corporation ("Purchaser"), Gilbert G. Finger ("Finger"), Patricia L. Schubring ("Schubring"), Edward K. Halstead ("Halstead"), Birchtree Enterprises, a Michigan corporation ("Birchtree"), and Binkley & Stewart, P.C., a Michigan professional corporation ("Binkley"), (Finger, Schubring, Halstead, Birchtree and Binkley are collectively referred to herein as the "Sellers" and individually as a "Seller") and Independent Dental Plans, Inc., a Michigan corporation ("IDP") (IDP being sometimes also referred to herein as the "Company").

         WHEREAS, the Sellers each own the respective number of shares of Common Stock of IDP set forth in Exhibit A (all of such shares being collectively referred to herein as the "Shares"); and

         WHEREAS, the Shares represent all of the issued and outstanding shares of capital stock of IDP; and

         WHEREAS, the Sellers represent all the stockholders of IDP; and

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares;

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions herein contained, the parties hereby agree as follows:


                                   ARTICLE 1
                            DEFINED TERMS/SCHEDULES

       1.1 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings expressly set forth herein for such terms, and variants and derivatives of such defined terms shall have correlative meanings. To the extent that certain of the defined terms set forth herein express agreements between or among parties to this Agreement, the parties agree to the same by execution of this Agreement.

       1.2 Schedules. References to a Schedule shall include any applicable disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule. It is specifically acknowledged by the parties hereto that certain agreements and documents listed on the Schedules are not to be delivered herewith, but were previously or will be delivered or made available to Purchaser or its representatives in connection with the due diligence investigation of the Company conducted by Purchaser and its representatives prior to Closing (hereinafter defined). All such agreements and documents made available or delivered to Purchaser by the Company and the Sellers shall be originals or true and correct copies of the originals of all such agreements and documents. Each Schedule and the agreements and documents expressly listed in each Schedule shall be considered a part hereof as if set forth herein in full; provided, however, that the representations and warranties of Sellers set forth in this Agreement shall not be affected or deemed modified, waived or limited in any respect by the information provided in the Schedules or contained in any agreement or document listed or referenced in the Schedules unless and only to the extent that any qualification, modification, exception or limitation to any representation and warranty of the Sellers is expressly set forth on the face of a Schedule.


                                   ARTICLE 2
                               PURCHASE AND SALE

       2.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, at the Closing the Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers, the Shares, free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively, "Claims").

       2.2 Purchase Price. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, the Purchaser shall pay at the Closing, by certified or cashier's check (or by wire transfer in accordance with Sellers' directions given to Purchaser not less than two (2) business days prior to the Closing
Date), as consideration for the Shares, an aggregate purchase price in an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) (the "Purchase Price").

       2.3 Allocation of Purchase Price. The Purchase Price shall be allocated and payable to each Seller in accordance with the respective percentage of the Shares owned by each Seller as shown on Exhibit A.


                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF EACH SELLER

       Each Seller, severally and not jointly, represents and warrants to Purchaser that, as of the Effective Date and as of the Closing Date:

       3.1 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms. The other agreements to be executed and delivered by the Seller pursuant to this Agreement will be valid and binding agreements of the Seller enforceable in accordance with their respective terms when so executed and delivered by the Seller. The Seller has all requisite power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement by the Seller has been duly authorized by all requisite action on the part of the Seller.

       3.2 Title to Stock. Each Seller is the unconditional sole legal, beneficial, record and equitable owner of the Shares, free and clear of any and all Claims. At the Closing, each Seller will convey to Purchaser valid and marketable title to the Shares owned by each Seller as set forth on Exhibit A free and clear of any and all Claims.

       3.3 Absence of Breach; No Consent. The execution, delivery, and performance of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement by the Seller does not and will not: (i) contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority which affects or binds the Seller or the Shares owned by such Seller, (ii) conflict with or result in a breach of or default under any indenture, loan or credit agreement or any other agreement or instrument to which the Seller is a party or by which the Seller or the Shares are bound, or (iii) except for the consents reflected in Schedule 4.21, require the authorization, consent, approval or license of any third party or entity.

       3.4 Stock Redemption Agreement. Each Seller hereby consents to the transfer of the Shares by the Sellers to the Purchaser pursuant to this Agreement and represents, warrants and agrees that (i) the provisions of that certain Stock Redemption Agreement executed in 1992 by and between IDP and the Sellers shall not apply to the transfer of the Shares pursuant to this Agreement which shall not be in violation of such Stock Redemption Agreement,
(ii) that neither IDP nor any Seller shall have any options or rights under such Stock Redemption Agreement with respect to or arising because of the transfer of the Shares pursuant to his Agreement and (iii) the Stock Redemption Agreement shall terminate in all respects simultaneously with the Closing and shall be of no force or effect with respect to the transfer of the Shares at the Closing pursuant to this Agreement or thereafter.


                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

       In addition to the representations and warranties made in Article 3, the Sellers, jointly and severally, represent and warrant to Purchaser that, as of the Effective Date and as of the Closing Date:

       4.1 Due Organization of the Company. IDP is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan with all requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the failure to be so authorized would have a material adverse effect on the business or operations of the Company. Schedule 4.1 is a complete and accurate list of all jurisdictions in which the Company is so authorized. Sellers have delivered to Purchaser complete and correct copies of the articles of incorporation and bylaws of the Company as amended to and in effect on the Effective Date. The Company is not in violation of any term or provision of its articles of incorporation or bylaws.

       4.2 Subsidiaries/Investments. The Company has no subsidiaries, whether direct or indirect. The Company has no equity interest or investment in, and does not possesses any other right or obligation to purchase any equity or other investment in, and is not a partner of or joint venturer with, any other person or entity.

       4.3       Due Authorization.  Except for the consents reflected on
Schedule 4.21, the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which either the Sellers and the Company are or will be a party does not, on the date hereof, and will not, on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to the Company or any Subsidiary; (ii) to the knowledge of the Sellers, violate any law, rule or regulation, or any decree or judgment of any court or governmental authority binding on the Company; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon, any of the Shares or any of the assets of the Company under any of the terms, conditions, or provisions of any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which the Company is a party, or by which the Company or its assets is bound; (iv) permit the acceleration of the maturity of any indebtedness of the Company; (v) violate or conflict with any provision of the articles of incorporation or bylaws of the Company and
(vi) has been duly authorized by all requisite corporate action of the Company.

       4.4 Capitalization of the Company. The authorized capital stock of IDP consists of fifty thousand (50,000) shares of common stock, $1.00 par value per share, of which 4,445 shares are validly issued and outstanding, fully paid and nonassessable. All of the outstanding shares of capital stock of IDP are owned beneficially and of record by the Sellers. The Company has provided to the Purchaser a correct and complete copy of the stock register of the Company listing all stockholders of the Company, the outstanding share certificates and the total number of shares issued to each stockholder of the Company. The Company has no other capital stock authorized for issuance and has no treasury shares. There are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any shares of common stock or any other security constituting, or convertible or exchangeable into, capital stock of the Company. Since the date of the Company Balance Sheet (as defined in Section 4.6 below), no shares of the Company's capital stock, no options, warrants, or other rights, agreements, or commitments (contingent or otherwise) obligating the Company to issue shares of capital stock, and no other securities or instruments convertible or exchangeable into shares of capital stock, have been executed or issued by the Company. The Company has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding capital stock or any capital stock of the Company to be issued in the future. The Company is not bound by any exclusive agency or indemnity agreement applicable to the issuance of shares of its capital stock after the Effective Date.

       4.5 Licenses/Compliance with Law. The Company has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its respective business operations as such are presently being conducted. Schedule 4.5 contains a list and description of all authorizations, certificates of authority, licenses and permits, including those granted or derived from governmental sources, issued or granted to the Company. The Company is licensed to own and operate prepaid dental plans in the state of
Michigan and the states listed in Schedule 4.5.   For the proper conduct of its
business, the Company is not required to obtain any additional certificates of authority, permits, licenses or similar authorizations from any governmental authority other than has already obtained as listed on Schedule 4.5. There are no pending or, to the knowledge of the Sellers, threatened legal, administrative, arbitration or other actions, notices, or proceedings nor any pending or, to the knowledge of the Sellers, threatened governmental investigations by any federal, state or local government or any subdivision thereof or by any public or private group which assert or allege any violation of or non- compliance with any governmental requirements or which would have the effect of limiting, prohibiting or changing the business operations of the Company as authorized by the authorizations, certificates of authority, licenses and permits set forth on Schedule 4.5 and as presently conducted by the Company. The Company maintains statutory reserves that satisfy the requirements of all applicable governmental laws, rules and regulations. The Company has made all filings with governmental agencies required for the conduct of its respective business including, without limitation, all annual reports and, all holding company statements required to be filed with insurance or similar regulatory agencies and all filings required to sell the prepaid dental benefit plans and coverage offered by the Company on the Effective Date. There are no judgments against the Company, and no orders, rules, consent decrees or injunctions of any court, governmental department, commission, agency or instrumentality by which the Company is bound or to which the Company is subject. The Company has not entered into or is subject to any judgment, consent decree, compliance order or administrative order with respect to any insurance or other similar law or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any insurance or other similar law or the enforcement of any such law. Neither the Company's operations nor any of the assets owned, leased, occupied or used by the Company in the operation of its business materially violates or fails to comply in any material respect with any applicable federal, state or local insurance, health maintenance organization, or prepaid dental plan codes, laws, rules or regulations or, to the knowledge of Sellers, federal, state or local health, fire, environmental, safety, zoning, building or other codes, laws, rules or regulations, and the Company has not received any notice of alleged violations thereof.

       4.6 Financial Statements. The Company has delivered to Purchaser a copy of (i) the audited financial statements of IDP as of December 31, 1995 consisting of a balance sheet at such date, and the related statements of income, changes in stockholders' equity and cash flow for the applicable twelve
(12) month period then ended and (ii) unaudited financial statements of IDP as of May 31, 1996 (the "Balance Sheet Date") consisting of a balance sheet of IDP at such date (the "Company Balance Sheet") and the related statements of income, changes in stockholders' equity and cash flow for the applicable month and year-to-date period then ended. Complete and accurate copies of such financial statements are attached hereto as Schedule 4.6 (the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position of the Company, and the results of the operations, changes in stockholders' equity and cash flows of the Company, as of the respective dates thereof and for the respective periods covered thereby, in conformity with generally accepted accounting principles ("GAAP"). Except as set forth in the Company Balance Sheet included in the Financial Statements, as of the Balance Sheet Date there were no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which are required by GAAP to be set forth in a balance sheet of the Company which have not been so set forth in the Company Balance Sheet. The Financial Statements were prepared from the books and records of the Company. There are no assets shown on the Company Balance Sheet which are valued thereon at an amount materially in excess of their fair value as of the Balance Sheet Date. At the Balance Sheet Date, the Company owned each of the assets included in the Company Balance Sheet. From the date hereof through the Closing Date, the Company will continue to prepare monthly and year-to-date unaudited financial statements on the same basis and will promptly deliver the same to Purchaser. The foregoing representations will be applicable to all such monthly unaudited financial statements so prepared and delivered; provided, however, that such unaudited financial statements shall be subject to normal year-end adjustments, none of which will be material.

       4.7 No Adverse Change. Except as set forth on Schedule 4.7, since the Balance Sheet Date, the business of the Company has been conducted only in the ordinary course and there has not been (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of the Company (financial or otherwise) exclusive of any general economic factors affecting the prepaid dental plan industry in general; (ii) any material loss or damage (whether or not covered by insurance) to any of the assets of the Company which materially affects or impairs the ability of the Company to conduct its business as previously conducted or any other event or condition of any character which has materially and adversely affected the business or operations of the Company; (iii) the attaching, placing or granting of, or the agreement to attach, place or grant, any encumbrance on any of the assets of the Company; (iv) any sale or transfer of any material portion of the assets of the Company; (v) any material changes in the terms of any contract of the Company; (vi) any material change in the accounting systems, policies or practices of the Company; (vii) any waiver by or on behalf of the Company of any rights which have any material value; (viii) no taking under condemnation or right of eminent domain of any of the assets of the Company; (ix) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets) by the Company; (x) any redemption, repurchase, or other acquisition of any of its capital stock by the Company, or any issuance of capital stock of the Company or of securities convertible into or rights to acquire any such capital stock;
(xi) any dividend or distribution declared, set aside or paid on capital stock of the Company; (xii) any transfer or right granted by the Company of or under any material lease, license, agreement, patent, trademark, trade name, service mark or copyright; (xiii) any sale or other disposition of any material asset of the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any material asset of the Company, or any agreement relating to or contemplating any of the foregoing not in the ordinary and usual course of business; (xiv) any default or breach by the Company in any material respect under any contract, license, or permit; or (xv) any material increase in the statutory reserves required to be maintained by the Company. Since the Balance Sheet Date, the Company has conducted its business only in the ordinary and usual course of business and, without limiting the foregoing, no changes have been made in (i) employee compensation levels, (ii) the manner in which employees of the Company are compensated, (iii) supplemental benefits provided to any employees, or (iv) the employment of any employees of the Company.

       4.8 No Undisclosed Liabilities. True and correct copies of all notes, agreements or other documents evidencing the outstanding debt of the Company, as amended to and in effect on the Effective Date, have been delivered to Purchaser by the Company. The Company has no liabilities which are not adequately reflected or reserved against on the face of the Company Balance Sheet, except liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice which, in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), assets or business of the Company. Schedule 4.8 hereto sets forth each liability of the Company in an amount in excess of $10,000 and each person to whom the aggregate amount of liabilities owed to such person by the Company exceeds $10,000.

       4.9       Title to and Condition of Properties.  Except as disclosed in
Schedule 4.09 hereto, the Company has good, marketable, and insurable title, or valid, effective and continuing leasehold rights in the case of leased property, to all of the assets reflected on the Company Balance Sheet and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, security interests, restrictions, claims, encumbrances, and charges except as disclosed in Schedule 4.9. The Sellers do not know of any potential action or assertion of rights, including condemnation, by any party, governmental or other, and no proceedings with respect thereto have been instituted of which any Seller or the Company has notice, that would materially affect the ability of the Company to utilize each of such assets in its business. The Company has not received any notices of default or other violations from any mortgagee regarding any properties leased by the Company. Schedule 4.9 hereto contains a detailed listing of all material assets of the Company. The assets now owned by the Company constitute all assets reasonably necessary to enable Purchaser to conduct the business and operations of the Company on substantially the same terms as such business has been conducted historically. Except as disclosed in
Schedule 4.9, all such assets are well maintained and in good operating condition, except for normal wear and tear.

       4.10 Litigation. Except as set forth on Schedule 4.10 hereto, (i) no material investigation or review by any governmental entity with respect to the Company is pending or, to the knowledge of the Sellers, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same; and (ii) there is no action, suit, or administrative, condemnation, arbitration or other proceeding (including proceedings concerning labor disputes or grievances or union recognition) pending or, to the knowledge of the Sellers, threatened against or affecting the Company to which the Company is a party, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality. The Company is not now, and has not been, a party to any injunction, order or decree restricting the method of the conduct of its business or the marketing of any of its products or services.

       4.11 Real Property Leases . Schedule 4.11 lists all leases of real property to which the Company is a party (the "Real Property Leases").
Accurate and complete copies of the Real Property Leases, as amended to the Effective Date, have been delivered to Purchaser. Except as disclosed on
Schedule 4.11, to the knowledge of the Sellers, all land, buildings, facilities and other structures and improvements subject to the Real Property Leases are in compliance with any applicable zoning, environmental or health laws and regulations or any other similar law, statute, regulation or ordinance. The Company is the lessee and in peaceful and undisturbed possession of the property subject to the Real Property Leases. To the knowledge of the Sellers, all covenants or other restrictions (if any) to which any of the property leased to the Company pursuant to the Real Property Leases are being properly performed and observed in all material respects by the Company, and the Company has not received any notice of violation (or claimed violation) thereof which has not been resolved. The Company has delivered to Purchaser true, correct and complete copies of all reports or audits of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property Leases. There is no pending or, to the knowledge of the Sellers, any threatened proceeding or governmental action to condemn or take by the power of eminent domain (or to purchase in lieu thereof) all or any part of the property subject to the Real Property Leases which is material to the operations of the Company as presently conducted. The Company does not own any real property.

       4.12 Intellectual Property. Schedule 4.12 is an accurate and complete list of all tradenames that the Company uses in its business operations. The Company has no United States and foreign patents, patent applications, patent licenses, trademarks, and service mark registrations (and applications therefor), and has no copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formula which are owned or licensed for use by the Company and utilized by the Company in the business or operations of the Company as presently conducted. There is no adverse claim against the Company, or to the knowledge of the Sellers, any threatened litigation or claim of infringement. To the knowledge of the Sellers, the Company does not utilize any intellectual or proprietary trade secret information which infringes any trademark, tradename, service mark, copyright or patent of another, and the Company has not received any notice contesting its right to use any trade name now used by it in connection with its business or the operation thereof. The Company has not granted any license to a third party in respect of any intellectual property.

       4.13      Contracts.

                 (a) Material Contracts. Schedule 4.13A lists all material contracts or agreements of the following types to which the Company is a party or by which the Company is bound:

                   (i) any contract or agreement with a dentist or other health provider or any partnership or professional association or corporation owned by dentists or other health providers other than the contracts described in subparagraphs (b) and (c) below;

                  (ii) any contract or agreement which is not terminable upon thirty (30) days or less notice or which obligates the Company to the payment of more than $10,000 including, without limitation, loan agreements;

                 (iii) any contract or agreement for the maintenance, purchase or sale of equipment or capital assets having a value in excess of $10,000;

                  (iv) any power of attorney (other than routine powers given to governmental officials authorizing service of process);

                   (v)    any lease of personal property;

                  (vi) any guaranty, suretyship agreement or other agreement relating to any contingent liability.

                 (vii) any contract with an independent agent or broker who sells the prepaid dental plans of the Company;

                (viii) any contract or agreement with independent consultants;

                  (ix) any contract or agreement restricting the method by which the Company conducts its business or the marketing of any of its products or services; and

                   (x) any contract or agreement between the Company and any stockholder of the Company, or any other affiliate of the Company or a stockholder of the Company.

                 (b) Dentists' Contracts. Schedule 4.13B (i) includes copies of representative forms of all dentist and other dental provider agreements to which the Company is a party and (ii) lists all dentist and other dental provider agreements executed by the Company. Except for any agreement as to which a copy thereof is specifically included as a part of Schedule 4.13B, the agreements listed in Schedule 4.13B are in all material respects in the same form as one of the representative forms of such agreements provided as a part of Schedule 4.13B.

                 (c)      Other Provider Contracts.  Except as set forth in
Schedule 4.13B the Company is not a party to an agreement with any other health care provider.

                 (d) Employer Group Contracts. Schedule 4.13D (i) includes copies of representative forms of all employer group agreements to which the Company is a party and (ii) lists all employer group agreements to which the Company is a party and the number of participants for each such employer. Except for any agreement as to which a copy thereof is specifically included as a part of Schedule 4.13D, all of the agreements listed in Schedule 4.13D are in all material respects in the same form as one of the representative forms and such agreements provided as a part of Schedule 4.13D. Schedule 4.13D also sets forth the premium rates for the largest twenty (20) in revenues of the employer group agreements in each state in which the Company conduct business operations and the monthly premium revenues of each employer group agreement listed in Schedule 4.13D.

                 (e) Management Contracts. Schedule 4.13E sets forth all management, marketing, administrative services and third party administration contracts to which the Company is a party.

                 (f) Copies. True and correct copies of all such contracts referred to in Schedules 4.13A, 4.13B, 4.13D and 4.13E have been made available for inspection by Purchaser and, except to the extent disclosed on Schedules 4.13A, 4.13B, 4.13D and 4.13E, as of the date of this Agreement, (i) all of the contracts listed on such Schedules are in full force and effect,
(ii) the Company has not received any notice of cancellation with respect to any such contract or been advised that the other party thereto intends to cancel any such agreement, (iii) there are no material outstanding disputes under such contracts, (iv) each such contract is with an unrelated third party entered into on an arms-length basis in the ordinary course of business, (v) there are no material defaults under any of such contracts, and (vi), to the knowledge of the Sellers, to the extent required by any law or regulation have been filed with and approved by all governmental regulatory agencies.

       4.14 Employees, Et Cetera. Schedule 4.14 hereto lists in accurate and complete detail all employees of the Company as of the Effective Date, their job titles, annual rates of compensation, accrued vacation, holiday and sick leave as of such date, other fringe benefits, if any, a description of any severance pay arrangements, if any, and the amounts payable with respect to such accrued vacation, holiday and sick leave as of the Effective Date and the rate at which such vacation, holiday and sick leave will accrue after the Effective Date. Except as shown on Schedule 4.14, the Company is not bound by any written contract of employment with any of its employees and all oral employment contracts are terminable at will, subject to applicable law, or by any consulting or similar agreements. The Company is not a party to any employment or other agreement, whether written or oral, pursuant to which the Company has agreed to make a loan to, or guarantee any loan of, any employee or relating to any bonus, deferred compensation, severance pay or similar plan, agreement, arrangement or understanding except as reflected in Schedule 4.14. Except as listed on Schedule 4.14 or Schedule 4.15 hereof, the Company has no Welfare Plan, any Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employees.
The Company has complied with all requirements of Sections 6001 through 6008 of the ERISA and Section 4980B of the Code with respect to themselves and their employees. The Company is not bound, and following the Closing will not be bound, by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in the written agreements identified in Schedule 4.15.

       4.15      Employee Benefit Plans.  Except as disclosed in Schedule 4.15:

                 (a) The Company does not maintain or contribute to, and has not in the past maintained or contributed to, any Pension Plan or Welfare Plan, except as a described on Schedule 4.15, nor is the Company presently, or has it ever been, a participating employer in any Multiemployer Plan.

                 (b) With respect to each Pension Plan and each Welfare Plan listed on Schedule 4.15, to the knowledge of the Sellers: (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of such plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither the Company nor any Subsidiary nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject the Company to any material tax or any material penalty imposed by ERISA or the Code; (iii) neither the Company has not incurred any material liability to the PBGC (other than for payment of premiums); (iv) the Company has contributed all amounts thereto it is required to contribute under the terms of the plan in question and applicable law, and there is no accumulated funding deficiency with respect to any such Pension Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not any pending or, to the knowledge of the Sellers, threatened claim by or on behalf of any Pension Plan or Welfare Plan, by any employee or former employee covered or previously covered under any Pension Plan or Welfare Plan, or otherwise involving any Pension Plan or Welfare Plan.

                 (c) There has been no termination of any Pension Plan or Welfare Plan by the Company that has occurred during the five-year period ending on the date hereof.

                 (d) The Company has no knowledge of any material liability being incurred under Title IV of ERISA by the Company with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, the Company, within the meaning of Sections 414(b) or (c) of the Code.

                 (e) No Welfare Plan listed on Schedule 4.15 is funded with a trust or other funding vehicle, other than insurance policies.

                 (f) Each Welfare Plan, Pension Plan, and any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is maintained, administered, and operated in accordance with all applicable laws, including but not limited to, ERISA and the Code.

                 (g) Each Pension Plan listed on Schedule 4.15 which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of each such Pension Plan as amended to comply with the Tax Reform Act of 1986 and all applicable, subsequent legislation, and, to the knowledge of the Sellers, no event has occurred since the date of such favorable determination letter that would adversely affect such qualification.

                 (h) Except as set forth in Schedule 8.1(h), no bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is payable or exercisable as a result of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated or otherwise enhanced by such transaction.

True, correct and complete copies of each Pension Plan and Welfare Plan listed on Schedule 4.15 as amended to and in effect on the date hereof; any agreements entered into in connection with each such Pension Plan and Welfare Plan; the most recent annual report filed with the Internal Revenue Service for each such Pension Plan and Welfare Plan; the most recent actuarial report, if any, for each such Pension Plan and Welfare Plan; the most recent summary plan description, together with each summary of material modifications; and any other communication generally disseminated to employees or former employees of the Company and describing benefits provided under each such Pension Plan and Welfare Plan, have been delivered to Purchaser by the Company.

       4.16 Receivables. To the knowledge of the Sellers, all Receivables of the Company whether or not reflected in the Company Balance Sheet, represent transactions in the ordinary course of business, and, except as disclosed on
Schedule 4.16, are current and collectible net of any reserves therefor shown on the Company Balance Sheet (which reserves are adequate and were calculated consistent with past practice). Schedule 4.16 consists of an aged accounts receivable report of the Company as of March 31, 1996.

       4.17 Accounts Payable. The accounts payable reflected on the Company Balance Sheet and those reflected on the books of the Company at the time of the Closing will reflect all material amounts owed by the Company in respect of trade accounts due and other Payables as required by GAAP to be identified on such Company Balance Sheet or in the books of the Company. Except as set forth on Schedule 4.17, to the knowledge of the Sellers, no account payable of the Company is past due or otherwise in default by the Company.

       4.18 Broker's and Finder's Fees. No agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, the Sellers, or the Company is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

       4.19 Labor Practices. The Company has no collective bargaining or other labor union agreements. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board, there is no pending or, to the knowledge of the Sellers, threatened labor dispute, strike or work stoppage affecting the Company's business, nor has there been any of the same or any labor union organizing activity relating to the Company within the last three (3) years.

       4.20 Insurance. Schedule 4.20 lists all insurance policies and coverages maintained by or for the Company including but not limited to real and personal property insurance, workers' compensation insurance and medical malpractice and professional liability insurance. Schedule 4.20 lists all insurance claims submitted in connection with property damage or medical malpractice involving the Company for the latest three (3) years.

       4.21 Consents. Except as set forth in Schedule 4.21 hereto, no consents, approvals, or authorizations of any person, entity or governmental agency are required in connection with the sale of the Shares and the consummation of the transactions contemplated by this Agreement. Unless Purchaser deems it inadvisable to seek any such consent, approval or authorization (except with respect to any consent, approval or authorization lawfully required to consummate this transaction) and so advises the Company in writing, the Company will apply for or otherwise seek, and use their reasonable best efforts to obtain, all consents, approvals and authorizations of all governmental entities (other than applications for approval of a change of control required to be filed in each state where the Company holds a certificate of authority to operate a prepaid dental plan which shall be the responsibility of Purchaser to prepare, file and obtain) and of all parties with whom the Company has contractual or other relationships whose consent or approval are necessary for the valid and effective consummation and completion of the transactions contemplated hereby or are necessary in order that the Company may validly, lawfully and effectively perform and carry out its obligations hereunder without becoming in default under any agreement with any party or subjecting the Company to any claim or penalty due to the failure to obtain such consent which would have a materially adverse effect on the business or operations of the Company. With respect to any such consents which Purchaser requests the Company not to seek as provided above, the Company will cooperate with Purchaser to provide for Purchaser the benefits under any such agreement (including enforcement thereof) at the sole cost and for the benefit of Purchaser, and Purchaser will assume liabilities associated therewith. Following the Effective Date, the Company will use its reasonable best efforts to obtain all consents specifically identified by Purchaser as reasonably necessary to continue the uninterrupted operation of the business of the Company.

       4.22      Environmental Matters.  Except as disclosed on Schedule 4.22,
(a) the Company has not received any notice from any governmental authority or private person or entity advising it that the operation of the Company's business is in violation of any environmental law or any applicable environmental permit or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath the property subject to the Real Property Leases; and (b) to the knowledge of the Sellers, the Company is not the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of environmental laws.

       4.23 Taxes. All federal, state and other tax returns and reports of the Company required by law to be filed have been prepared and properly filed or valid extensions have been obtained, and, except as set forth on
Schedule 4.23, all taxes, charges, fees, duties, levies or other assessments which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions ("Taxes") imposed upon the Company or any Subsidiary or any of its properties, assets or income which are due and payable or claimed by any taxing authority to be due and payable have been paid or reserved for. The liability for accrued taxes as shown in the Company Balance Sheet (net of amounts reserved for deferred taxes) is sufficient for the payment of all unpaid Taxes of the Company accrued for or applicable to the periods prior to the Balance Sheet Date and all years and periods prior thereto and for which the Company may at that date have been liable in its own right or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any tax return for any such period). The Company utilizes the accrual method of accounting for tax purposes.

       Except as set forth on Schedule 4.23, there are no claims for Taxes pending against the Company, and the Sellers do not know of any threatened claim for tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Internal Revenue Service (the "Service") or any other taxing authority.

       Except as set forth on Schedule 4.23, the Federal income tax returns of the Company have not been examined or audited by the Service. Except as set forth on Schedule 4.23, no material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of the Company which, by application of similar principles, could be expected to result in a proposed adjustment to the liability of the Company for taxes for any other period not so examined.

       The Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. Except as disclosed in Schedule 4.23, the Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company (a) has not been a member of an affiliated group filing a consolidated federal income tax return and (b) has no liability for the taxes of any person (other than any of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

       The Company has paid or are withholding and have or will pay when due to the proper taxing authorities all withholding amounts and taxes required to be withheld or paid for all income, unemployment, social security, medicare or other similar Taxes programs or benefits with respect to wages, salary and other compensation of directors, officers and employees of the Company.

       4.24 Transactions With Affiliates. Except as set forth in Schedule 4.24, there are no loans, leases, agreements, contracts or other transactions between the Company and any present or former stockholder, director or officer of the Company, or any member of such stockholder's, director's or officer's immediate family. Except as set forth in Schedule 4.24, no stockholder, director or officer of the Company nor any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director of, or in any similar capacity for, any competitor, customer, provider or supplier of the Company or any organization which has a material contract or arrangement with the Company.

       4.25 Improper Payments. To the knowledge of the Sellers, neither the Company, nor any director, officer, employee or agent of the Company has made any improper bribes, kickbacks or other payments on behalf of the Company to, or received any such payments from, customers, vendors, suppliers or other persons contracting with the Company.

       4.26 Full Disclosure. To the knowledge of the Sellers, this Agreement and the documents, certificates, and other writings furnished or to be furnished by or on behalf of Sellers, the Company to Purchaser pursuant to the provisions of this Agreement do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading. To the knowledge of the Sellers, there is no material liability or obligation which relates to the agreements and documents identified in the Schedules which is not generic to the identified agreement or document and readily ascertainable from a review of such agreement or document, and not otherwise disclosed herein or identified on the face of the Schedules.


                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

       The Purchaser represents and warrants to the Sellers as follows:

       5.1 Due Incorporation. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

       5.2 Corporate Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

       5.3 Absence of Breach; No Consents. The execution and delivery of this Agreement by the Purchaser, and the performance by Purchaser of its obligations hereunder, do not (i) conflict with, and will not result in a breach of, any of the provisions of the certificate of incorporation or bylaws of Purchaser; (ii) contravene any law, rule, or regulation of any State or Commonwealth or of the United States, or of any applicable foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination, or award affecting or binding upon Purchaser; (iii) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which Purchaser is a party or by which it or any of its material properties may be affected or bound; or (iv) except as reflected on Schedule 4.22, require the authorization, consent, approval, or license of any third party.

       5.4 Investment Representations. Purchaser will acquire the Shares for its own account for investment and not with a view to the resale or distribution thereof. Purchaser will not transfer or otherwise dispose of the Shares, or any interest therein, in such manner as to violate any provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act"), or of any applicable state securities laws regulating the disposition thereof. Purchaser agrees that the certificates representing the Shares may bear legends to the effect that such shares have not been registered under the Securities Act or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof or of any rules and regulations issued thereunder.

       5.5 Broker's or Finder's Fees. No agent, broker, employee, officer, stockholder or other person or firm acting on behalf of, or under the authority of, Purchaser is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.


                                   ARTICLE 6
                    COVENANTS OF THE SELLERS AND THE COMPANY

       Pending the Closing, Sellers and the Company shall do the following:

       6.1 Affirmative Covenants. Subject to the terms and conditions stated herein, Sellers will take, and cause the Company to take, and the Company will take, every action reasonably required of the Sellers and the Company to satisfy the conditions to Closing set forth in this Agreement on or before the Closing Date and otherwise to ensure the prompt and expedient consummation of the transactions substantially as contemplated by this Agreement, and will exert all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

       6.2 Access and Information. Sellers shall cause the Company to afford, and the Company shall afford, to Purchaser and its representatives reasonable access during reasonable hours throughout the period prior to the Closing to all properties, books, contracts, commitments, computer programs and data, reports, manuals and records (including, but not limited to, tax returns), and to all personnel of the Company and the Subsidiaries and, during such period, shall promptly furnish to Purchaser all other information concerning such business, properties, and personnel as Purchaser may reasonably request. Purchaser shall maintain the confidentiality of all such information as required by Section 7.5 hereof.

       6.3 No Solicitation. From the date of this Agreement until the Closing or the termination of this Agreement pursuant to its terms, the Company and the Sellers, and those acting on behalf of any of them, will not, and the Company and Sellers will use its and their best efforts to cause its and their officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussion with, or negotiate or otherwise deal with, or provide any information to, any person or entity other than Purchaser and its representatives concerning any merger, sale of assets, or similar transaction involving the Company, or sale of any capital stock of the Company, or any interest therein. Sellers will, or will cause the Company to, notify Purchaser immediately upon receipt of any offer or proposal relating to any of the foregoing and such notice shall describe in detail the terms thereof and identify the party or parties thereto. From the date of this Agreement, until the Closing or the termination of this Agreement pursuant to its terms, neither the Company nor any of the Sellers will furnish, without the prior written consent of Purchaser, to any person or entity (other than Purchaser) any non-public information concerning the Company or its businesses, financial affairs or prospects for the purpose of or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or (other than in the ordinary course of business) assets of the Company.

       6.4 Conduct of Business Prior to Closing. Sellers and the Company covenant and agree that, prior to the consummation of this Agreement or to the termination of this Agreement pursuant to its terms, unless Purchaser shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, each of the following shall be complied with:

                 (a) The business of the Company shall be conducted only in the ordinary and usual course and the Company shall use reasonable efforts shall use reasonable efforts to keep intact its business organization and good will, to keep available the services of its and their respective officers and employees and to maintain a good relationship with suppliers, lenders, creditors, distributors, employees, customers, and others having business or financial relationship with them, and the Sellers or the Company shall immediately notify Purchaser of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, the Company.

                 (b) The Company shall not (i) amend its articles of incorporation or bylaws or (ii) split, combine, or reclassify any of its outstanding securities, or (iii) declare, set aside, or pay any dividend or other distribution on, or make, agree or commit to make any exchange for or redemption of, any of its outstanding securities whether payable in cash, stock or property;

                 (c) The Company shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class; or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

                 (d) The Company shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, without the prior written consent of Purchaser;

                 (e) The Company shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee of the Company or (ii) agree to any increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee of the Company; provided, however, that the Company may (i) make usual and customary employee salary adjustments (not in excess of 5%); (ii) may pay usual and customary bonuses to employees, excluding, however, the Sellers, and
(iii) may terminate and employ non-management employees as needed to operate the business of the Company, in each case consistent with past practices;

                 (f) The Company shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

                 (g) The Company shall not enter into, or terminate, any material contract, agreement, commitment, or understanding other than agreements entered into with unaffiliated third parties, on an arms-length basis and in the ordinary course of business constituting either (i) employer group agreements at premium rates and for terms comparable to its most recent employer group agreements, (ii) dental provider agreements on terms comparable with its existing agreements of such nature and (iii) marketing affiliation and sales agreements on terms comparable with its existing agreements of such nature;

                 (h) The Company shall not incur or modify any contingent liability as a guarantor or otherwise with respect to the obligations of third parties except in the ordinary course of business consistent with past practice or as required by law;

                 (i) The Company shall not prepay any loans, including, without limitation, loans from its stockholders, officers, directors or employees, and shall not make any principal payments on the outstanding loans from the Sellers or, except in the ordinary course of business consistent with past practice, make any change in its borrowing arrangements or modify or amend or terminate any material contract or release or assign any material rights or claims;

                 (j) In connection with any filings to be made by the Purchaser under the Securities Act of 1933, as amended, the Company shall (i) provide for inclusion therein the financial and other information and documents pertaining to the Company required by applicable SEC rules and regulations to be included therein, (ii) use commercially reasonable efforts to cause the accountants for the Company to deliver such consents, reports and comfort letters in connection therewith as the Purchaser may reasonably request and
(iii) generally cooperate with the Purchaser in connection therewith; provided, however, that all expenses relating to such consents, reports, comfort letters and cooperation shall be paid directly and promptly by the Purchaser (except for expenses that the Company and its Subsidiaries would have incurred in any event, such as the expense of an annual audit);

                 (k) The Company will continue properly and promptly to file when due all federal, state and local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it;

                 (l) The Company will comply with all laws and regulations applicable to it and its operations;

                 (m) The Company will maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect;

                 (n) The Company will not knowingly take any action (or omit to take any action) which would cause any representation or warranty contained in Article 3 or Article 4 of this Agreement to be untrue at any time prior to Closing as if such representation or warranty were made at and as of such time;

                 (o) The Company will not make any change in any method of reporting income or expenses for federal income tax purposes; and

                 (p) The Company shall not knowingly take any action which would prevent compliance with any of the conditions in Articles 8 or 9 of this Agreement.

       6.5 Consents and Approvals. The Company shall use commercially reasonable efforts to obtain all necessary consents and approvals required for its performance of this Agreement and the transactions contemplated hereby, including, without limitation, the consents listed on Schedule 4.21 other than the regulatory change of control approvals to be obtained by Purchaser. The Company shall make all filings, applications, statements and reports to all governmental authorities which are required to be made prior to the Closing Date by or on behalf of it pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby. As required in connection with the performance of this Agreement by the Company, the Company will promptly provide such other information and communications to governmental and regulatory authorities, including, without limitation, insurance regulatory authorities in any jurisdiction in which the Company conducts business, as such regulatory authorities or Purchaser may reasonably request. Between the date hereof and the Closing Date, the Company shall promptly provide Purchaser with copies of all correspondence and filings to or from all governmental and regulatory bodies and officials relating to the Company.

       6.6 Publicity. Prior to the Closing, any public statement or announcement by the Sellers or Company, including but not limited to any written news releases, pertaining to this Agreement or the transactions contemplated thereby shall be submitted to Purchaser for review and approval prior to the release by the Company, and shall be released only in a form approved by Purchaser, provided, however, that (i) such approval shall not be unreasonably withheld and (ii) such review and approval shall not be required of statements and announcements if prior review and approval would prevent the timely and accurate dissemination of such statements and announcements as required to comply, in the judgement of counsel, with any applicable law, rule or policy. Sellers and Purchaser shall issue a press release regarding the execution of this Agreement within one day of the date hereof or at such other time as Sellers and Purchaser may mutually agree.

       6.7 Financial Information. Sellers will cause the Company to, and the Company will, deliver as soon as reasonably practicable to Purchaser unaudited financial statements of the Company for each month from and after the date hereof as and when such financial statements become available in the usual course of business.

       6.8 Expenses. Except solely for fees and expenses in the amount of $13,500 to be paid to Counsel to Sellers incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, all costs and expenses incurred by Sellers in connection with this Agreement shall be paid by Sellers and none of such costs and expenses shall be paid by the Company. Sellers agree to pay the amount by which such fees and expenses exceed the limit applicable Company as described above in this Section 6.8.

       6.9 Breach of Representations and Warranties. Promptly upon any Seller or the Company becoming aware of any breach of any of the representations and warranties of the Sellers contained in this Agreement, or any event which would cause the Sellers to be unable to deliver the certificates contemplated by Section 9.1(e) hereof, the Sellers shall give detailed written notice thereof to the Purchaser and shall use all commercially reasonable efforts to prevent or promptly remedy the same.

       6.10 No Transfer of Shares. Unless and until this Agreement is terminated, each Seller shall not, directly or indirectly, exchange, transfer, assign, pledge or encumber any of the Shares owned by the Seller, nor shall a Seller grant, directly or indirectly, any right to acquire, dispose of, vote or otherwise control in any manner such Shares.

       6.11 Updating of Exhibits and Schedules. Sellers shall notify Purchaser of any changes, additions, or events which may cause any change in or addition to the Schedules delivered by them under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No notification of a change or addition to a Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless Purchaser specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement. Nothing contained herein shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by Sellers herein. Purchaser shall not be deemed to have waived any misrepresentation or breach of warranty unless and except Purchaser has actual knowledge of such misrepresentation or breach of warranty and executes such waiver in writing.


                                   ARTICLE 7
                             COVENANTS OF PURCHASER

       Purchaser agrees that from the date hereof through the Closing Date:

       7.1 Affirmative Covenants. Subject to the terms and conditions stated herein, Purchaser will take every action reasonably required of it in order to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the transactions substantially as contemplated hereby, and will exert all reasonable efforts to cause the Agreement promptly to be consummated.

       7.2 Cooperation. Purchaser shall cooperate with Sellers and Counsel to Sellers, their accountants and agents in carrying out the transaction, and in delivering all documents and instruments deemed reasonably necessary or useful by Counsel to Sellers.

       7.3 Expenses. Except as otherwise expressly provided herein, whether or not this Agreement is consummated, all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser.

       7.4 Consents and Approvals. Purchaser shall use commercially reasonable efforts to obtain all necessary consents and approvals required for its performance of this Agreement and the transactions contemplated hereby, including, without limitation, the regulatory change of control approvals listed on Schedule 4.21; provided, however, that Purchaser shall not be required or obligated to pay any amounts necessary to satisfy conditions to or in order to obtain such governmental regulatory consents other than normal and customary filing fees and out-of-pocket costs and expenses of the Company incurred in providing its assistance with respect thereto. Purchaser shall diligently and promptly proceed immediately after the date of this Agreement to make all filings, applications, statements and reports to all governmental authorities which are required to be made prior to the Closing Date by or on behalf of it pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby and shall diligently and in good faith pursue the taking of all action necessary to obtain approval of the transactions contemplated herein by the insurance regulatory authorities of any jurisdiction in which the Company conduct business. As required in connection with the performance of this Agreement, Purchaser will promptly provide such information and communications to governmental and regulatory bodies and authorities, including, without limitation, insurance regulatory authorities in any jurisdiction in which the Company conducts business, as such regulatory authorities may reasonably request. Purchaser shall not be required to cure any existing regulatory compliance requirements in order to obtain such consents and approvals. Within five (5) business days after the written request of the Sellers, the Purchaser shall provide to the Sellers a status report as to all such filings and approvals.

       7.5 Confidentiality. Prior to Closing, unless otherwise required by law, Purchaser will hold in confidence all confidential information that has been disclosed by the Sellers and the Company and will not use any such confidential information except in connection with the transaction, until such time as such information is otherwise publicly available; provided, however, that this sentence will not apply to any information that becomes generally available to the public, was available on a non-confidential basis to Purchaser prior to its disclosure pursuant hereto, or becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential. In the event of the termination of this Agreement, Purchaser will, and will cause its representatives to, deliver to the Company all documents and other written materials, and all copies thereof, obtained by Purchaser or on its behalf from the Sellers or the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Purchaser agrees that the Company shall have standing and may avail itself of any remedy at law or in equity, including an action for injunctive relief, in the event of a breach or threatened breach by Purchaser
of any of the provisions of this Section 7.5.   The obligations of Purchaser
under this Section 7.5 shall survive termination of this Agreement for any reason whatsoever and shall remain in effect until two (2) years from the Effective Date of this Agreement.

       7.6 Publicity. Prior to the Closing, any public statement or announcement by the Purchaser, including but not limited to any written news releases by the Purchaser, pertaining to this Agreement or the transactions contemplated hereby shall be submitted to the Company for review and approval prior to the release by the Purchaser, and shall be released only in a form reasonably approved by the Company provided however, that (i) such approval shall not be unreasonably withheld and (ii) such review and approval shall not be required of statements and announcements by the Purchaser if prior review and approval would prevent the timely and accurate dissemination of such statements and announcements as requested to comply, in the judgment of counsel, with any applicable law, rule or policy. Sellers and Purchasers shall issue a press release regarding the execution and delivery of this Agreement within one day after the date hereof or at such other time as Sellers and Purchaser may mutually agree.


                                   ARTICLE 8
                      CONDITIONS TO OBLIGATIONS OF SELLERS

       8.1 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Sellers shall waive such fulfillment in whole or in part in writing:

                 (a) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required by law or contract to consummate this Agreement and required to keep all certificates of authority and licenses held by the Company and Subsidiaries in full force and effect after the Closing;

                 (b) There shall not be in effect a restraining order, a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of this Agreement and no action or proceeding shall have been instituted and remain pending before any court seeking such relief or seeking damages in respect to this Agreement or the consummation of the transactions contemplated by this Agreement;

                 (c) Purchaser shall have performed in all material respects its agreements, covenants and obligations contained in this Agreement required to be performed at or prior to the Closing;

                 (d) The representations and warranties of Purchaser set forth in this Agreement shall be true in all material respects as of the Effective Date and as of the Closing Date as if made as of such time;

                 (e) Sellers shall have received from Purchaser an officers' certificate, executed by an authorized officer of Purchaser (in his capacity as such), dated the Closing Date, as to the satisfaction of the conditions stated in Sections 8.1(c) and (d) above (to the best of his knowledge where appropriate) and further certifying that Purchaser has received the Schedules and received copies of, or had the opportunity to review, the agreements and documents listed in the Schedules to this Agreement.

                 (f) Sellers shall have received, on and as of the Closing Date, an opinion of Counsel to Purchaser, substantially as to the matters set forth in Sections 5.1, 5.2 and 5.3 hereof, subject to customary limitations, reasonably satisfactory in form and substance to Counsel to Sellers, and such other closing documents and instruments as Sellers shall reasonably require, in each case reasonably satisfactory in form and substance to Counsel to Sellers.

                 (g) At or prior to the Closing, Purchaser shall enter into separate Consulting Agreements, each in the form of Exhibits B-1 and B-2, attached hereto, between Purchaser and Schubring and Halstead, respectively.

                 (h) At or prior to the Closing, IDP shall enter into separate Employment Agreements, each in the form of Exhibits C-1 and C-2 attached hereto, between IDP and Schubring and Halstead, respectively.

                 (i) At or prior to the Closing, Purchaser shall perform the respective obligations of and the actions to be taken by Purchaser at the Closing as described in Section 10.3 of this Agreement.

                                   ARTICLE 9
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

       9.1 Conditions To Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Purchaser shall waive such fulfillment in whole or in part in writing:

                 (a) This Agreement and the transactions contemplated by this Agreement shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required by law or contract to consummate this Agreement and required to keep all certificates of authority and licenses held by the Company and the Subsidiaries in full force and effect after the Closing; and no material adverse change in the business, operations and condition, financial or otherwise, to the Company or a Subsidiary shall have occurred or will occur in the future as a result of any regulatory requirement or condition to such approvals, consents, authorizations and waivers.

                 (b) There shall not be in effect a restraining order, a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of this Agreement and no action or proceeding shall have been instituted or remain pending seeking such relief or seeking damages in respect of this Agreement or the consummation of the transactions contemplated by the Agreement;

                 (c) Sellers shall have performed in all material respects each of their agreements, covenants and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the transactions contemplated herein;

                 (d) The representations and warranties of Sellers set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of the Company and the Subsidiaries, as of the Closing Time as if made as of such time;

                 (e) Purchaser shall have received from Sellers a certificate, dated the Closing Date, executed by Sellers, and an officer's certificate, executed by a duly authorized officer of the Company (in his capacity as such), dated the Closing Date, as to the satisfaction of the conditions in subsections (c) and (d) of this Section 9.1;

                 (f) Purchaser shall have received, on and as of the Closing Date, an opinion of Counsel to Sellers materially in the form attached as Exhibit D; and such other closing documents and instruments as Purchaser shall reasonably request, in each case reasonably satisfactory in form and substance to Purchaser and Counsel to Purchaser;

                 (g) Since the date of this Agreement, there shall not have been any material adverse change in, or other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or can be reasonably expected in any one case or in the aggregate to materially adversely affect in the future, the condition (financial or otherwise), assets, liability, results of operations, business or prospects of the Company or the Subsidiaries; including, without limitation, the following which shall be considered a material adverse change, to- wit:

                   (i) a reduction in total monthly premium revenue of the Company on an aggregate basis to an amount less than $1,300,000;

                  (ii) a reduction in the total number of members of the prepaid dental plans of the Company to less than 15,500;

                 (iii) a reduction in the total number of general dentist (primary care) providers which have contracts with the Company to be a provider to members of its prepaid dental plan to an amount less than 80 determined on a net basis taking into account all new dental provider agreements entered into after the date of this Agreement (as used herein "general dental providers" refers to dental providers who are treating as patients members of the prepaid dental plans of the Company);

                  (iv) a casualty loss which is not covered by insurance in excess of $100,000;

                   (v) litigation or the assertion of a claim against the Company which is reasonably expected not to have potential liability to the Company, including costs and expenses of defense, in an amount more than $100,000.00 (including attorneys' fees for defending such claim) in excess of insurance coverage maintained by the Company which would be applicable to such claim; provided, however, that, in the event that the parties cannot mutually agree as to whether any such litigation or claim is reasonably expected to have such potential liability to the Company, then the parties shall seek the opinion of a mutually selected third party qualified to make such assessment and the opinion of such third party as to such potential liability shall be binding upon the parties for the purposes hereof; and

                 (h) At or prior to Closing, the Company shall have received (and delivered copies thereof to Purchaser) duly executed resignation letters from all directors and officers of the Company designated by Purchaser pursuant to which such individuals resign as directors and officers of the Company. Each such resignation shall be effective on or prior to the Closing Date and shall acknowledge that there are no obligations, liabilities or amounts due from the Company to such respective individuals except as expressly set forth in this Agreement.

                 (i) At the Closing, each of the Sellers shall execute a release in favor of Purchaser, the Company and the Subsidiaries in the form of Exhibit E attached hereto; provided, however, that it is understood that the Sellers shall be paid at Closing all salary due to the date of Closing and reimbursed for expenses consistent with past practice of the Company to the date of Closing.

                 (j) None of the certificates of authority or licenses of the Company listed on Schedule 4.5 shall have been cancelled, revoked or suspended and no governmental regulatory agency shall have instituted any proceeding, or given notice to the Company or a Subsidiary that it intends to institute any proceeding to take such action or to place the Company or a Subsidiary in a conservatorship or receivership due to its financial condition or failure to comply or satisfy any governmental law, rule or regulation.

                 (k) At the Closing, all the Sellers shall perform his or her or its respective obligations of and actions to be taken by all the Sellers at the Closing as described in Section 10.2 of this Agreement.


                                   ARTICLE 10
                                    CLOSING

       10.1 Date of Closing. The Closing shall take place at the offices of Counsel to Sellers or at such other location as Purchaser and Sellers may mutually agree, within ten (10) business days after the date on which all governmental and third party consents necessary for the consummation of the transactions contemplated by this Agreement are obtained and all other conditions to Closing are satisfied but in no event later than two hundred ten
(210) days after the Effective Date unless extended by the mutual agreement of the Purchasers and the Sellers, subject to earlier termination pursuant to the provisions of Article 12 hereof. In the event that the Closing does not timely occur as stated above, then a party not in default may immediately terminate this Agreement upon written notice to the other parties in accordance with
Section 12.1 below; provided, however, that this Agreement shall terminate automatically and without further notice if the Closing has not occurred within two hundred ten (210) days of the Effective Date.

       10.2      Actions by Seller.  At the Closing, each Seller shall:

                 (a) Stock. Deliver to Purchaser the original certificates representing the Shares owned by such Seller duly endorsed for transfer or with appropriate stock powers with respect thereto duly endorsed in blank by such Seller.

                 (b) Consulting/Employment Agreements. Schubring and Halstead shall execute and deliver the respective Consulting Agreement and Employment Agreement contemplated by this Agreement.

                 (c) Release. Execute and deliver the Release contemplated by this Agreement.

                 (d) Other Agreements. Perform or shall have performed all of the covenants and agreements contained in this Agreement to be performed or complied with by such Seller at or prior to the Closing hereunder.

       10.3      Actions by Purchaser.  At the Closing, Purchaser shall:

                 (a) Payment. Pay the Purchase Price to the Sellers in accordance with payment instructions of each Seller submitted in writing to the Purchaser or, otherwise, by check mailed to the Seller at such Seller's respective address.

                 (b) Consulting/Employment Agreements. Execute and deliver the Consulting Agreements and Employment Agreements with Schubring and Halstead, respectively.

                 (c) Other Agreements. Perform or shall have performed all of the covenants and agreements contained in this Agreement to be performed or complied with by Purchaser at or prior to the Closing hereunder.


                                   ARTICLE 11
                          SURVIVAL OF REPRESENTATIONS
                AND WARRANTIES; INDEMNITY; POST-CLOSING MATTERS

       11.1 Representations and Warranties to Survive. All statements contained in any agreement, certificate, instrument, schedule, or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the delivering party hereunder. All representations, warranties, covenants and agreements made by the parties each to the other in this Agreement shall be true at the Closing and shall survive the consummation of this Agreement and the Closing hereunder for a period of two years, ending at midnight on the second anniversary of the Closing Date; provided, however, that if, prior to the expiration of such two year period, a state of facts shall have become known which threatens to give rise to a liability against which any party hereto would be entitled to indemnification hereunder and the indemnified party shall have given notice of such facts to the indemnifying party, then the rights of the indemnified party to indemnification with respect to such liability shall continue until such liability shall have been finally determined and disposed of (including and subject to disposition by the expiration of the applicable statute of limitations with respect to such liability); provided further, however, that if a claim for indemnification is made pursuant to this Article 11, then such claim for indemnification or any claim arising out of the wrongful failure to comply with the provisions of this
Article 11 shall survive until the expiration of the applicable period of limitations with respect to such claim for indemnification; and provided further, however, that such two year limitation specified above shall not apply to the extent provided otherwise in Section 11.4(c) below. With respect to the representations and warranties of the parties, such representations and warranties shall be true as of and at the date of the Closing but nothing contained herein shall be deemed to require or imply that the accuracy of such representations and warranties shall apply on a continuing basis as to facts existing after the date of the Closing. Except to the extent set forth herein, no investigation or examination made by any party hereto shall constitute a waiver of any representation or warranty and no representation or warranty shall be merged into the Closing hereunder.
However, to the extent information is apparent on the face of the Schedules or is otherwise expressly set forth herein, such information shall be deemed to amend, limit and/or restate any representation and warranties contained herein to the extent such information is inconsistent with such representation or warranty.

       11.2      Indemnity.  Subject to the provisions of Section 11.4 below,

                 (a) Sellers. Each Seller, jointly and severally (except as to the representations and warranties contained in Article 3 which shall be several and not joint), agrees to indemnify and hold harmless the Company, each Subsidiary, and Purchaser, and their respective shareholders, partners, directors, officers, employees and agents, from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to attorney, investigation and consultant fees and costs, and of any other kind whatsoever arising out of or resulting from any of the following:

                   (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of the Sellers and the Company under this Agreement or under any other agreement or document delivered by the Sellers at Closing hereunder; and

                  (ii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                 (b) Purchaser. Purchaser shall indemnify and hold each Seller harmless from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to attorney's fees and costs, of any kind whatsoever, arising out of or resulting from any of the following:

                   (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of Purchaser under this Agreement or under any other agreement or document delivered by Purchaser to Sellers at Closing hereunder;

                  (ii) Any obligation or liability of the Company, whether arising out of any set of facts in existence before, on or after the Closing Date; excluding, however, any obligation or liability with respect to which the Sellers are obligated to indemnify and hold the Purchaser harmless pursuant to Section 11.2(a) above; and

                 (iii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to any of the foregoing.

       11.3 Indemnity Procedures. In case any claim, demand or action shall be brought by any third party including, without limitation, any governmental authority, against a party entitled to indemnity under Section 11.2(a) or 11.2(b) above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may validly be sought in writing and the indemnifying party or parties shall assume the defense thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which might result in any such claim, demand or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. Any settlement of any action subject to indemnity hereunder shall require the consent of the indemnified and the indemnifying party which consent shall not be unreasonably withheld and shall be given within five (5) days following the giving of notice thereof; provided, however, that with respect to the Roberts claim described in Schedule 4.10, the Sellers shall have the sole authority to approve any settlement of such claim. The indemnifying party or parties shall not be liable for any settlement of any action effected without its or their consent, but if settled with the consent of the indemnifying party or parties or if there be a final judgment for the plaintiff in any such action, the indemnifying party or parties shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records and files of the indemnified party expressly related to the defense of any claim for indemnification undertaken by the indemnifying party pursuant to this Article 11, or for any other purpose in connection therewith; provided that the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files.

       11.4      Limitations on Indemnification.

                 (a) General Threshold. Except as to indemnification obligations of the Sellers under Section 11.2(a)(ii) above as to which the following limitation shall not apply, neither the Sellers nor the Purchaser shall be obligated to indemnify the other party except to the extent that the cumulative amount of all indemnifiable losses exceeds Five Thousand Dollars ($5,000.00) (the "Threshold"), which excess amount shall be recoverable in accordance with the terms hereof; provided, however, that such limitation set forth in this Section 11.4(a) shall not apply to the matters described in
Section 11.4(c). With respect to any indemnifiable loss payable by the Sellers, the funds in the Post-Closing Escrow Account shall be used for such purpose first before any recovery is sought directly from a Seller; provided, however, that to the extent the indemnification loss or losses exceed the funds in the Post-Closing Escrow Account, then the Purchaser may seek recovery of the amount of such indemnifiable loss in excess of such funds contemporaneously with the recovery of any funds in the Post-Closing Escrow Account.

                 (b) Time Limits for Claims. No claim for indemnification may be made by any indemnified party in respect of indemnifiable losses unless written notice thereof shall have been received by the indemnifying party on or prior to two years after the date hereof; provided, however, that the two-year limitation set forth in Section 11.1 and this Section 11.4(b) shall not apply to the matters described in Section 11.4(c) as to which the indemnification obligations hereunder shall expire six (6) months after the termination of the applicable statute of limitations relating to the subject matter covered by such provisions; and provided further, however, that in each case if, prior to the applicable date of expiration, a specific state of facts shall have become known which is reasonably likely to constitute or give rise to any indemnifiable loss as to which indemnity may be payable and the indemnified party shall have given notice of such facts to the indemnifying party and made a claim for indemnification within such two-year period, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of and any indemnification due in respect thereof shall have been paid.

                 (c) Certain Matters. The following are the matters referred to in Section 11.4(a) and Section 11.4(b):

                 (i) Losses arising from fraud or an intentional misrepresentation on the part of any Seller; and

                 (ii) Losses arising from the intentional breach of any covenant or agreement by a Seller contained in this Agreement.

       11.5 Remedies; Default; Notice and Cure. In the event of a breach of this Agreement prior to the Closing, the non-breaching party shall have all rights and remedies available at law, in equity or under the terms of the Agreement. If the Closing occurs, indemnification pursuant to this Article 11 is the sole and exclusive remedy of the parties after the Closing for matters arising out of the representations, warranties, covenants and agreements of the Sellers and the Purchaser set forth in this Agreement (without limiting the rights of the parties under any other agreement), except as otherwise expressly provided in this Agreement. No party shall be deemed in breach of its obligations hereunder unless it has received written notice from the other party of noncompliance with a term or provision of this Agreement and has failed to cure such noncompliance within ten (10) days after receipt of such notice.

       11.6 Severance Benefits. The Purchaser shall not be obligated to, or obligated to cause the Company to, extend any severance benefits to employees of the Company who may be terminated after the Closing. In the event that the Purchaser shall elect to pay or cause the Company to pay any severance benefits to employees of the Company who may be terminated at or after the Closing, it is expressly understood that the Sellers shall not be entitled to receive such severance benefits.

       11.7 Change of Control Application. Purchaser hereby agrees to file the applications for governmental approval of a change of control described in Schedule 4.21 with the appropriate governmental or regulatory agencies within ten (10) business days of the Effective Date.


                                   ARTICLE 12
                              TERMINATION; WAIVER

       12.1 Termination. This Agreement may be terminated, and the transaction may be abandoned, at any time prior to the Closing, as follows and in no other manner:

                 (a) Mutual Consent. By the mutual consent of Purchaser and the Sellers;

                 (b) By Purchaser or Sellers: Condition Precedent. By Purchaser or Sellers, upon written notice to the other, if the conditions to the obligations of such cancelling party or parties to consummate the transaction, in the case of the Sellers, as provided in Article 8 or, in the case of Purchaser, as provided in Article 9, were not, or cannot reasonably be, satisfied on or before one hundred twenty (120) days after the date of this Agreement unless the failure of the condition is the result of the material breach of this Agreement by the party seeking to terminate; provided, however, that, in the event all such conditions have been satisfied except solely the condition with respect to obtaining all required consents, authorizations, and approvals of governmental and regulatory agencies set forth in Sections 8.1(a) and 9.1(a), respectively, and such failure is not due to a breach of this Agreement by the non-terminating party, such date shall be automatically extended for three (3) successive thirty (30) day periods so long as such remains to be the case at the end of each respective thirty (30) day and provided, further, that in no event shall such date be extended beyond an aggregate of two hundred ten (210) days after the date of this Agreement unless extended by the mutual agreement of the Purchaser and the Sellers;

                 (c) By Purchaser or Sellers: Representations, Warranties and Covenants. By Purchaser, on the one hand, or Sellers, on the other, if (i) any representation or warranty of the other hereunder shall not have been true and correct in all material respects at the time at which made, or (ii) default shall be made by the other in the due and timely observance or performance of any of its covenants and agreements herein contained, but in such event only if such representation or warranty cannot be made true and correct or such default cannot be cured on or prior to the earlier of (x) sixty (60) days after the non-defaulting or non-breaching party notifies the other in writing of such default or breach, specifying the nature thereof or (y) two hundred ten (210) days after the date of this Agreement, unless such date is extended by mutual agreement of Purchaser and Sellers.

No termination of this Agreement shall affect the liability of any party hereto for any breach hereof arising at, prior to or out of such termination. Any public announcement of the termination of this Agreement shall be made only by means of a press release issued jointly by Purchaser and the Company.

       12.2 Waiver. At any time at or prior to the Closing, Purchaser, on the one hand, or Sellers, on the other, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE 13
                             CERTAIN DEFINED TERMS

       13.1 Affiliate. When used with respect to a person, an "Affiliate" of such person is a person controlling, controlled by, or under common control with such person.

       13.2 Agreement. This Stock Purchase Agreement, including all Schedules and Exhibits hereto, and all other documents specifically referred to in this Agreement that have been or, are to be delivered by a party to this Agreement to another such party in connection with this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such Schedules, Exhibits, and other documents.

       13.3 Closing. The completion of the transaction to take place as described in Article 10.

       13.4      Closing Date.  The date on which the Closing actually occurs.

       13.5 Closing Time. The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise described.

       13.6 Code. The Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement.

       13.7 Control. Generally, the power to direct the management or affairs of an entity.

       13.8 Counsel to Sellers. Binkley & Stewart, P.C., 1500 Woodward, Bloomfield Hills, Michigan 48304, telephone number (810) 540-2299, facsimile number (810) 540-9522.

       13.9 Counsel to Purchaser. Strasburger & Price, L.L.P., 901 Main Street, Suite 4300, Dallas, Texas 75202, telephone number (214) 651-4300, facsimile number (214) 651-4330.

       13.10 ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect on the date of this Agreement.

       13.11 GAAP. Generally accepted accounting principles, as in effect on the date of any statement, report, or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

       13.12 Knowledge. As used in this Agreement, the term "knowledge" or the phrase "to the knowledge of" or "known to" shall mean the existence of actual or constructive knowledge by such party; provided, however, that no party shall be deemed to have been performed, or be obligated to perform, an independent investigation or inquiry with respect to the matter to which such knowledge pertains.

       13.13 Liabilities. At any point in time (the "Determination Time"), the obligations of a person or entity, whether known or unknown, accrued, absolute or contingent, or recorded on its books or not, arising or resulting in any way from facts, events agreement, obligations, or occurrences that existed or transpired at a prior time, or resulted from the passage of time to the Determination Time, but not including obligations accruing or payable after the Determination Time to the extent (but only to the extent) that such obligations (i) arise under previously existing agreements for services, benefits, or other considerations, and (ii) accrue or become payable with respect to services, benefits or other considerations received by the person or entity after the Determination Time.

       13.14 Multiemployer Plan. A "multiemployer plan," as defined in ERISA Section 3(37) or Section 414(f) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA, of the Code, or of other law, and regulations adopted under ERISA or the Code or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in particular location in this Agreement, is relevant.

       13.15 Payables. Liabilities of a party arising from the borrowing of money or the incurring of obligations for merchandise, goods or services purchased appearing as liabilities on the books of the Company or any Subsidiary, or customarily required to be reflected as liabilities in the balance sheets of the Company or any Subsidiary prepared in accordance with GAAP, indicating monies owed by the Company or such Subsidiary.

       13.16     PBGC.  The Pension Benefit Guaranty Corporation.

       13.17 Pension Plan. A "pension plan" or "employee pension benefit plan," as defined in Section 3(2) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant. A reference to a Pension Plan shall include the trust, if any, forming a part thereof.

       13.18 Receivables. Accounts receivable, notes receivable, and other obligations appearing as assets on the books of the Company or any Subsidiary, or customarily required to be reflected as assets in balance sheets of the Company or any Subsidiary prepared in accordance with GAAP, indicating moneys owed to the Company or such Subsidiary.

       13.19 Welfare Plan. A "welfare plan" or an "employee welfare benefit plan," as defined in Section 3(1) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.


                                   ARTICLE 14
                                 MISCELLANEOUS

       14.1 Further Instruments. The parties hereto agree to execute and deliver such instruments and take such other action as shall be reasonably necessary, or as shall be reasonably requested by any other party, in order to carry out the transactions, agreements and covenants contemplated in this Agreement at or prior to the Closing Date.

       14.2 Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivering the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                 (a)      If to the Company or the Sellers:

                          To the respective address of the Company or such Seller set forth on the signature page hereto executed by such Seller

                          With a copy to Counsel to Sellers:

                          Binkley & Stewart, P.C.
                          1500 Woodward, Suite 239
                          Bloomfield Hills, Michigan 48304
                          Attn:  David Binkley
                          Facsimile:       (810) 540-9522

                 (b)      If to Purchaser:

                          United Dental Care, Inc.
                          14755 Preston Road
                          Suite 300
                          Dallas, Texas 75240
                          Attn:  William H. Wilcox
                          Facsimile:  (214) 458-7963

                          With a copy to Counsel to Purchaser:

                          Strasburger & Price, L.L.P.
                          901 Main Street, Suite 4300
                          Dallas, Texas 75202
                          Attn:  David K. Meyercord, Esq.
                          Facsimile:  (214) 651-4330

Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 14.2.

       14.3 Entire Agreement; Amendments. This Agreement and the documents to be delivered at Closing hereunder set forth the entire understanding of the parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written agreement executed by Purchaser and Sellers.

       14.4 Binding Effect/Assignability. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Purchaser shall have the right at any time to assign this Agreement to any affiliate of Purchaser without the necessity of seeking the consent of the Sellers; provided, however, that Purchaser shall not be relieved of any obligations as a result of such assignment and that, in addition to Purchaser remaining liable, any such assignee shall assume and become liable for any and all of Purchaser's obligations under this Agreement. None of the Sellers shall be entitled to assign any of their respective rights or obligations under this Agreement; provided, however, that the rights and obligations of a Seller may be assigned by operation of law or may be assigned to an individual retirement account, pension plan, trust or other entity under the control of such Seller but any such assignment shall not relieve or release such Seller of any obligations hereunder as a result of such assignment and that, in addition to such Seller remaining liable, any such assignee shall assume and become liable for any and all of such Seller's obligations under this Agreement. In connection with any such assignment, a Seller may transfer all or any portion of the Shares owned by the Seller and thereby effect an assignment on the basis specified above.

       14.5 Exhibits/Schedules. All Exhibits and Schedules referenced in this Agreement are incorporated herein by reference and shall constitute a part of this Agreement.

       14.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof with the remaining provisions remaining in full force and effect and not affected by the illegal, invalid or unenforceable provision or by severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid and enforceable.

       14.7 Headings/Captions. The captions to sections and subsections of this Agreement have been inserted solely for convenience and reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

       14.8 Waiver; Remedies. Waiver by any party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. Except as expressly limited by this Agreement, the parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

       14.9 Consent to Jurisdiction. Each party hereto hereby irrevocably consents to the jurisdiction of a state or federal court setting in either Oakland County, Michigan or Dallas County, Texas in any action or proceeding arising out of or relating to this Agreement or any agreement executed and delivered pursuant to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in either of such state or federal courts.

       14.10     Time.  Time is of the essence under this Agreement.

       14.11 Governing Law. This Agreement shall be construed under and governed by the internal laws, and not the law of conflicts, of the State of Arizona.

       14.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

PURCHASER:                              SELLERS:

UNITED DENTAL CARE, INC.
                                        /s/ GILBERT G. FINGER
                                        --------------------------------------
                                        Gilbert G. Finger
By:/s/ MARK E. PAPE                     Address:
   ---------------------------
   Mark E. Pape,                        759 Barrington
   Senior Vice President                Gross Pointe Park, MI  48230

COMPANY:                                /s/ PATRICIA L. SCHUBRING
                                        --------------------------------------
                                        Patricia L. Schubring
Independent Dental Plans, Inc.          Address:
                                        28212 Newland
                                        Warren, MI  48093

By:/s/ EDWARD K. HALSTEAD               /s/ EDWARD K. HALSTEAD
   ---------------------------          --------------------------------------
Its: President                          Edward K. Halstead
    --------------------------
Address:                                Address:
575 E. Big Beaver, Suite 270            6346 Eastbrooke
Troy, MI  48083                         West Bloomfield, MI  48322

                                        Birchtree Enterprises

                                        By: /s/ RICHARD MARTELLA
                                           -----------------------------------
                                           Richard Martella
                                           Address:

                                           38959 Cherry Hill
                                           -----------------------------------

                                           -----------------------------------
                                           Westland, MI  48186

                                        Binkley & Stewart, P.C.

                                        By:/s/ DAVID BINKLEY
                                           -----------------------------------
                                           David Binkley
                                           Address:
                                           1500 Woodward, Suite 239
                                           Bloomfield Hills, MI 48304

                                   EXHIBIT A

                         SHARE OF OWNERSHIP OF SELLERS



Independent Dental Plan Ownership:


                                         Number of
                                         Shares                 Percentage
                                         ---------                ----------
Finger                                   1,333.333                   30.00%
Schubring                                1,333.333                   30.00%
Halstead                                   886.333                   20.00%
Birchtree                                   445.00                   10.00%
Binkley                                     445.00                   10.00%
                                         ---------                  ------

                     TOTAL:               4,445.00                  100.00%

                                  EXHIBIT B-1

                              CONSULTING AGREEMENT


         This Consulting Agreement ("Agreement") is made as of the ____ day of ______________, 1996, by and between Patricia L. Schubring ("Schubring") and United Dental Care, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Company, Independent Dental Plans, Inc., a Michigan corporation ("IDP") and other subsidiaries of the Company are engaged in providing several products and services relating to the dental health industry, including, without limitation, prepaid dental plans and the provision of management, administrative and related services to such entities and prepaid dental plans; and

         WHEREAS, Schubring has been actively engaged in the development and management of the business operations conducted by IDP and its subsidiaries; and

         WHEREAS, Schubring is a principal stockholder of IDP stock; and

         WHEREAS, simultaneously with the execution of this Agreement, the Company is acquiring all the issued and outstanding Common Stock of IDP pursuant to a Stock Purchase Agreement dated June 28, 1996 by and among Schubring and the other stockholders of IDP, the Company and IDP (the "Stock Purchase Agreement"); and

         WHEREAS, the Company desires in connection with such acquisition to enter into this Agreement with Schubring and Schubring is willing to enter into this Agreement with the Company, in each case on and subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions herein contained, Schubring and the Company hereby agree as follows:

         1. Services. Subject to the terms and conditions hereinafter set forth, and for a period from the date of this Agreement until December 31, 1999, the Company hereby retains Schubring for, and Schubring hereby agrees to provide to the Company, her services as an independent consultant and advisor (and not as an employee) with respect to such business and financial matters of the Company and its subsidiaries, as may be reasonably requested by the Company from time to time; provided, however, that Schubring shall not be required to render such services in person or at any particular location, shall not be required to render such services at any time that such would interfere with her other business obligations, and may render such services by telephonic means.

         2. Covenant Not to Compete; Non-Solicitation. Schubring acknowledges and agrees that:

                  (a) the Company and its subsidiaries including, without limitation, IDP and its subsidiaries (collectively referred to hereinafter as the "Company") engage in (i) the operation of a dental health indemnity insurance company, (ii) the operation of prepaid dental plans, and (iii) the provision of management, administrative and related services to dental health providers, dental health indemnity insurance carriers and prepaid dental plans (collectively the "Dental Services Business"); and

                  (b) the Company engages in the Dental Services Business in numerous states and plans to expand the Dental Services Business operated by the Company to all the states in the continental United States; and

                  (c) the Dental Services Business of the Company would be materially adversely impacted if Schubring competed with the Company because of her knowledge, expertise and experience in the Dental Services Business conducted by the Company and its subsidiaries.

         For and in consideration of the foregoing facts and the payments payable by the Company pursuant to this Agreement, Schubring covenants and agrees that she shall not, directly or indirectly, as an employee, employer, consultant, creditor, investor, owner, agent, principal, partner, shareholder, corporate officer, director or through any other kind of ownership (other than ownership of securities of any publicly held entity in which Schubring, directly or indirectly, in the aggregate owns less than eight percent (8%) of any class of outstanding securities), or in any other representative or individual capacity, do any of the following:

                  1. for the period from the date of this Agreement to December 31, 1999, engage in any Dental Services Business in the States of Michigan, Ohio, Indiana and Pennsylvania (the "Restricted Area") that is in competition in any manner whatsoever with the Dental Services Business conducted by the Company, including, without limitation, the business of a dental health indemnity insurance company, a prepaid dental plan, or the provision of management, administrative, or related services to any of the foregoing anywhere in the Restricted Area; provided, however, that Schubring may engage in the ownership, operation and management of a dental "preferred provider organization" (as such term is generally understood in the health care industry which does not include ownership and operation of a prepaid dental plan);

                  2. for the period from the date of this Agreement to December 31, 1999, engage in any business which calls upon, solicits, diverts or takes away any customer or customers of the Company in the Restricted Area for the purpose of selling or attempting to sell to any of said customers any products or services similar to any products or services sold or provided to any of such customers by the Company; provided, however, that Schubring may call on such customers in connection with the operation of a dental preferred provider organization; and

                  3. for the period from the date of this Agreement to December 31, 1999, engage in any business which solicits any present or future employee of the Company or initiates discussions with any such employee regarding his or her termination or resignation from employment with the Company, so that such employee may accept employment with, or engagement as a partner, investor, shareholder, employee, agent or consultant with Schubring, directly or indirectly, as specified above.

         It is expressly agreed and understood that nothing contained herein shall be deemed or construed to prohibit Schubring on an individual basis from engaging in public speeches or publishing written articles or providing services for public agencies concerning the Dental Services Business so long as such activities are not related to or in connection with the conduct of any business or activity by Schubring which is prohibited above.

         3. Non-Disclosure. Schubring covenants and agrees that all information concerning the Company, including without limitation (i) information regarding prices or premiums charged for products and services, (ii) information regarding the assets, liabilities and financial condition of the Company and its subsidiaries, (iii) the names and identities of customers and analyses of the amount and types of products and services purchased by each such customer,
(iv) the dental health providers utilized by the Company and its subsidiaries and the financial arrangements with such providers, and (v) the amount of compensation to employees, constitute trade secrets and confidential, proprietary business information which is the property of the Company and that, unless otherwise required by law, from and after the date of this Agreement:

                  (a) Schubring shall use her best efforts and exercise utmost diligence to protect and safeguard all of such trade secrets and confidential, proprietary information;

                  (b) Schubring shall not, directly or indirectly, use, sell, license, publish, disclose or otherwise transfer or make available to others any of such trade secrets or confidential, proprietary information;

                  (c) without the prior written consent of the Company, Schubring shall not, directly or indirectly, disclose any of such trade secrets or confidential, proprietary information; and

                  (d) Schubring shall not, directly or indirectly, use for her own benefit or for the benefit of another, any of such trade secrets or confidential, proprietary information.

It is expressly understood, however, that the foregoing shall not apply to any information that was generally available to the public on a non-confidential basis prior to the date of this Agreement or was or becomes generally available to the public on a non-confidential basis from a third party who is not bound to keep such information confidential.

         4. Nondisparagement. From and after the date of this Agreement, Schubring further agrees that she shall not make or publish any statement, written or oral, disparaging the reputation of the Company or its subsidiaries, its executive officers or any of its business services or products.

         5. Consideration.

                  (a) As consideration for the agreements of Schubring contained herein, the Company shall pay to Schubring the following payments (the "Performance Payments"), to-wit:

                           (1) With respect to each of the calendar years ending December 31, 1997, 1998 and 1999, a Performance Payment shall be paid in an amount equal to two and one-half (2.5) times the amount by which Adjusted Operating Profit (defined below) for such respective calendar year exceeds the Adjusted Operating Profit for the Performance Payment Base Year; provided, however, that the Performance Payment with respect to any one calendar year shall be limited to a maximum amount of One Hundred Thousand Dollars ($100,000.00).

                           (2) As used herein, the term "Adjusted Operating Profit" shall mean an amount equal to the total premium revenues less total dental services expenses and total sales and marketing expenses attributable to the Dental Services Business of the Company conducted in the State of Michigan and less also all employment compensation paid to Schubring and Edward K. Halstead by IDP or the Company for such calendar year; provided, however, that Adjusted Operating Profit shall not be reduced by any Performance Payments paid to Schubring hereunder or to Edward K. Halstead under that certain Consulting Agreement between the Company and Halstead of even date herewith and provided further that the term "dental services expenses" and "sales and marketing expenses" shall have the same meaning as such terms have been and are used in the preparation of the financial statements of the Company and shall be determined in a manner consistent with the past practices of the Company.

                           (3) As used herein, the term "Performance Payment Base Year" shall mean the calendar year preceding the calendar year with respect to which the Performance Payment is being determined, i.e, 1996 for the 1997 Performance Payment; 1997 for the 1998 Performance Payment and 1998 for the 1999 Performance Payment.

                           (4) In the event that the Company, directly or indirectly, acquires any other entity engaged in the Dental Services Business in the State of Michigan (or the assets thereof), it is agreed and understood that the Adjusted Operating Profit of such entity determined for a twelve month period ending as of the end of the month preceding the month in which such acquisition occurs shall be added to the Adjusted Operating Profit of the Company for the Performance Payment Base Year (such amount to be prorated, however, for the purposes of determining the Performance Payment to take into account only a percentage thereof equal to the percentage of the calendar year prior to the date on which such acquisition occurs) and that the results of operations of each such entity from and after the effective date of the acquisition for accounting purposes shall be included in determining the Adjusted Operating Profit for the year in which the acquisition occurs, and each year thereafter with respect to which a Performance Payment is payable. Notwithstanding the foregoing, in the event the Company acquires any entity or the assets thereof, which had a Negative Adjusted Operating Profit for the twelve month period prior to the date of the acquisition, then no adjustment shall be made for the purposes of determining the Adjusted Operating Profit for the Performance Payment Base Year and the results of operations of such entity shall not be included in determining Adjusted Operating Profit until and including the first calendar month that such entity (or assets) have positive Adjusted Operating Income.

                           (5) Each Performance Payment under this Agreement shall be due and payable on or before March 31 of the following year. The Company shall submit with each Performance Payment, or in lieu thereof if no Performance Payment is due, a schedule reflecting the calculation of the Performance Payment due with respect to the calendar year then ended. Schubring, at her expense, shall have access to and the right to examine and audit the books, records and financial statements of the Company for the purposes of verifying the calculation of such Performance Payment.

                  (b) As additional consideration for the agreements of Schubring contained herein, the Company shall also pay to Schubring the additional amount of $50,000 in the event that IDP successfully renews its group agreement with Great Lakes Steel Company for the 1997 calendar year on contract terms no less favorable than the group agreement with Great Lakes Steel Company in effect for the 1996 calendar year. In the event such renewal occurs prior to the date of this Agreement, such amount shall be payable on the date of this Agreement. Otherwise such amount shall be payable within three (3) business days after the date that such renewal occurs.

                  (c) It is expressly agreed and understood that the payments set forth under paragraphs (a) and (b) above constitutes the entire and complete consideration payable to Schubring for her agreements contained herein.

         6. Employment. Nothing contained in this Agreement shall be deemed to constitute an employment agreement or any type of partnership or joint venture between the Company and Schubring. However, it is understood that the Company may by separate agreement employ Schubring and, in such event, the performance by Schubring of her employment responsibilities shall not constitute a violation or breach of the provisions of this Agreement.

         7. Reasonableness; Reformation. Schubring acknowledges and agrees that
(i) this Agreement is ancillary to the Stock Purchase Agreement pursuant to which the Company acquired all the issued and outstanding capital stock of IDP,
(ii) the provisions of this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restrained and do not impose a greater restraint than is necessary to protect goodwill and other business interests of the Company and its subsidiaries, (iii) if any portion of the covenants and agreements set forth in this Agreement are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible as to time, scope of activities covered, and geographical area, (iv) if any court of competent jurisdiction determines the specified time period, scope of activities covered, or the specified geographical area applicable to any provision of this Agreement to be invalid, unreasonable, arbitrary or against public policy, a lesser time period, scope of activities covered, and/or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Schubring.

         8. Remedies for Breach. Any one or more of the following remedies, as selected by the Company in its sole discretion, shall be available to the Company in the event of a breach of this Agreement by Schubring hereunder:

                  (a) Specific Performance. In the event of a breach or threatened breach of any covenant or agreement of Schubring in this Agreement, remedies at law will not adequately compensate the Company for its injuries incurred as a result thereof. Accordingly, injunctive and/or equitable relief shall be available to the Company to specifically enforce this Agreement and prevent such breach and any continued breach of any covenant and agreement herein. Schubring agrees that a bond of no more than $10,000 in the aggregate will provide adequate protection to Schubring and therefore no more than $10,000 in bond or other security shall be required to be posted by the Company by any court in any proceeding to obtain such injunctive or equitable relief.

                  (b) Suit for Damages. In addition to the remedies stated in
         Section 7(a) above, in the event of any breach of any covenant or agreement of Schubring herein, the Company may sue for damages arising out of such breach and otherwise enforce this Agreement and obtain all other remedies available to the Company under applicable law.

         9. Waivers Applicable to Covenants Not to Compete. In its sole discretion, the Company shall have the right at any time and from time to time, evidenced solely by the written approval of the Board of Directors of the Company, to waive all or any portion of the rights of the Company under this Agreement as applicable to Schubring, including, without limitation, reducing the scope of covenant not to compete applicable to Schubring or reducing the time period or the geographical area of the covenant not to compete applicable to Schubring; provided that as so amended by waiver such covenant not to compete shall remain fully in effect. In order to be effective, any such waiver must be in writing, approved by the Board of Directors of the Company as provided above, and executed by an authorized officer of the Company.

         10. Death or Disability of Schubring. In consideration of the business opportunities that Schubring will forego as a result of the performance of this Agreement by Schubring, it is expressly understood that the death or disability of Schubring shall not relieve or release the Company from its obligations under this Agreement. In the event of the death of Schubring, payment under this Agreement shall continue to be made as specified in this Agreement and the estate or designated beneficiary of Schubring shall be entitled to exercise all rights and remedies of such member of Schubring under this Agreement.

         11. Miscellaneous.

                  (a) Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivery the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                           (a) If to Schubring:

                               Patricia L. Schubring
                               28212 Newland
                               Warren Michigan 48093

                           (b) If to Company:

                               United Dental Care, Inc.
                               14755 Preston Road, Suite 300
                               Dallas, Texas 75240
                               Attn: William H. Wilcox, President
                               Facsimile: (214) 458-7963

                               With a copy to:

                               Strasburger & Price, L.L.P.8
                               901 Main Street, Suite 4300
                               Dallas, Texas 75202
                               Attn: David K. Meyercord, Esq.
                               Facsimile: (214) 651-4330

         Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 11.

                  (b) Entire Agreement; Amendments. This Agreement, together with the Stock Purchase Agreement and such other documents provided for in the Stock Purchase Agreement, sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, or warranties, other than those contained herein, and no amendments or modifications hereto, shall be valid unless made in writing and signed by the parties intended to be bound thereby.

                  (c) Binding Effect/Assignability. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Schubring shall not have any right at any time to assign this Agreement to any person or entity without the prior written consent of all other parties hereto; provided, however, that Schubring may assign the right to receive all payments hereunder to a corporation, limited liability company, or limited or general partnership of which he or it is the controlling shareholder, member or partner but no such assignment shall relieve Schubring of her obligations hereunder.

                  (d) Headings/Captions. The captions to sections and subsections of this Agreement have been inserted solely for convenience and reference, and shall not control or effect the meaning or construction of any of the provisions of this Agreement.

                  (e) Waiver; Remedies. Waiver by either party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. The parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

                  (f) Consent of Jurisdiction. Each party hereto hereby irrevocably consents to the jurisdiction of a state or federal court setting in either Oakland County, Michigan or Dallas County, Texas in any action or proceeding arising out of or relating to this Agreement or any agreement executed and delivered pursuant to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in either of such state or federal courts.

                  (g) Time. Time is of the essence under this Agreement.

                  (h) Governing Law. This Agreement shall be construed under and governed by the internal laws, and not the law of conflicts, of the State of Michigan.

                  (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                      COMPANY:

                                      UNITED DENTAL CARE, INC.



                                      By:
                                         -----------------------------------
                                         Mark E. Pape
                                         Senior Vice President

                                      SCHUBRING:




                                      --------------------------------------
                                      Patricia L. Schubring

                                  EXHIBIT B-2

                              CONSULTING AGREEMENT


         This Non-Competition Agreement ("Agreement") is made as of the ____ day of ______________, 1996, by and between Edward K. Halstead ("Halstead") and United Dental Care, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Company, Independent Dental Plans, Inc., a Michigan corporation ("IDP") and other subsidiaries of the Company are engaged in providing several products and services relating to the dental health industry, including, without limitation, prepaid dental plans and the provision of management, administrative and related services to such entities and prepaid dental plans; and

         WHEREAS, Halstead has been actively engaged in the development and management of the business operations conducted by IDP and its subsidiaries; and

         WHEREAS, Halstead is a principal stockholder of IDP stock; and

         WHEREAS, simultaneously with the execution of this Agreement, the Company is acquiring all the issued and outstanding Common Stock of IDP pursuant to a Stock Purchase Agreement dated June 28, 1996 by and among Halstead and the other stockholders of IDP, the Company and IDP (the "Stock Purchase Agreement"); and

         WHEREAS, the Company desires in connection with such acquisition to enter into this Agreement with Halstead and Halstead is willing to enter into this Agreement with the Company, in each case on and subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions herein contained, Halstead and the Company hereby agree as follows:

         1. Services. Subject to the terms and conditions hereinafter set forth, and for a period from the date of this Agreement until December 31, 1999, the Company hereby retains Halstead for, and Halstead hereby agrees to provide to the Company, his services as an independent consultant and advisor (and not as an employee) with respect to such business and financial matters of the Company and its subsidiaries, as may be reasonably requested by the Company from time to time; provided, however, that Halstead shall not be required to render such services in person or at any particular location, shall not be required to render such services at any time that such would interfere with his other business obligations, and may render such services by telephonic means.


         2. Covenant Not to Compete; Non-Solicitation. Halstead acknowledges and agrees that:

                  (a) the Company and its subsidiaries including, without limitation, IDP and its subsidiaries (collectively referred to hereinafter as the "Company") engage in (i) the operation of a dental health indemnity insurance company, (ii) the operation of prepaid dental plans, and (iii) the provision of management, administrative and related services to dental health providers, dental health indemnity insurance carriers and prepaid dental plans (collectively the "Dental Services Business"); and

                  (b) the Company engages in the Dental Services Business in numerous states and plans to expand the Dental Services Business operated by the Company to all the states in the continental United States; and

                  (c) the Dental Services Business of the Company would be materially adversely impacted if Halstead competed with the Company because of his knowledge, expertise and experience in the Dental Services Business conducted by the Company and its subsidiaries.

         For and in consideration of the foregoing facts and the payments payable by the Company pursuant to this Agreement, Halstead covenants and agrees that he shall not, directly or indirectly, as an employee, employer, consultant, creditor, investor, owner, agent, principal, partner, shareholder, corporate officer, director or through any other kind of ownership (other than ownership of securities of any publicly held entity in which Halstead, directly or indirectly, in the aggregate owns less than eight percent (8%) of any class of outstanding securities), or in any other representative or individual capacity, do any of the following:

                  1. for the period from the date of this Agreement to December 31, 1999, engage in any Dental Services Business in the States of Michigan, Ohio, Indiana and Pennsylvania (the "Restricted Area") that is in competition in any manner whatsoever with the Dental Services Business conducted by the Company, including, without limitation, the business of a dental health indemnity insurance company, a prepaid dental plan, or the provision of management, administrative, or related services to any of the foregoing anywhere in the Restricted Area; provided, however, that Halstead may engage in the ownership, operation and management of a dental "preferred provider organization" (as such term is generally understood in the health care industry which does not include ownership and operation of a prepaid dental plan);

                  2. for the period from the date of this Agreement to December 31, 1999, engage in any business which calls upon, solicits, diverts or takes away any customer or customers of the Company in the Restricted Area for the purpose of selling or attempting to sell to any of said customers any products or services similar to any products or services sold or provided to any of such customers by the Company; provided, however, that Halstead may call on such customers in connection with the operation of a dental preferred provider organization; and

                  3. for the period from the date of this Agreement to December 31, 1999, engage in any business which solicits any present or future employee of the Company or initiates discussions with any such employee regarding his or her termination or resignation from employment with the Company, so that such employee may accept employment with, or engagement as a partner, investor, shareholder, employee, agent or consultant with Halstead, directly or indirectly, as specified above.

         It is expressly agreed and understood that nothing contained herein shall be deemed or construed to prohibit Halstead on an individual basis from engaging in public speeches or publishing written articles or providing services for public agencies concerning the Dental Services Business so long as such activities are not related to or in connection with the conduct of any business or activity by Halstead which is prohibited above.

         3. Non-Disclosure. Halstead covenants and agrees that all information concerning the Company, including without limitation (i) information regarding prices or premiums charged for products and services, (ii) information regarding the assets, liabilities and financial condition of the Company and its subsidiaries, (iii) the names and identities of customers and analyses of the amount and types of products and services purchased by each such customer,
(iv) the dental health providers utilized by the Company and its subsidiaries and the financial arrangements with such providers, and (v) the amount of compensation to employees, constitute trade secrets and confidential, proprietary business information which is the property of the Company and that, unless otherwise required by law, from and after the date of this Agreement:

                  (a) Halstead shall use his best efforts and exercise utmost diligence to protect and safeguard all of such trade secrets and confidential, proprietary information;

                  (b) Halstead shall not, directly or indirectly, use, sell, license, publish, disclose or otherwise transfer or make available to others any of such trade secrets or confidential, proprietary information;

                  (c) without the prior written consent of the Company, Halstead shall not, directly or indirectly, disclose any of such trade secrets or confidential, proprietary information; and

                  (d) Halstead shall not, directly or indirectly, use for his own benefit or for the benefit of another, any of such trade secrets or confidential, proprietary information.

It is expressly understood, however, that the foregoing shall not apply to any information that was generally available to the public on a non-confidential basis prior to the date of this Agreement or was or becomes generally available to the public on a non-confidential basis from a third party who is not bound to keep such information confidential.

         4. Nondisparagement. From and after the date of this Agreement, Halstead further agrees that he shall not make or publish any statement, written or oral, disparaging the reputation of the Company or its subsidiaries, its executive officers or any of its business services or products.

         5. Consideration.

                  (a) As consideration for the agreements of Halstead contained herein, the Company shall pay Halstead the following payments (the "Performance Payments"), to- wit:

                           (1) With respect to each of the calendar years ending December 31, 1997, 1998 and 1999, a Performance Payment shall be paid in an amount equal to two and one-half (2.5) times the amount by which Adjusted Operating Profit (defined below) for such respective calendar year exceeds the Adjusted Operating Profit for the Performance Payment Base Year; provided, however, that the Performance Payment with respect to any one calendar year shall be limited to a maximum amount of One Hundred Thousand Dollars ($100,000.00).

                           (2) As used herein, the term "Adjusted Operating Profit" shall mean an amount equal to the total premium revenues less total dental services expenses and total sales and marketing expenses attributable to the Dental Services Business of the Company conducted in the State of Michigan and less also all employment compensation paid to Halstead and Patricia L. Schubring by IDP or the Company for such calendar year; provided, however, that Adjusted Operating Profit shall not be reduced by any Performance Payments paid to Halstead hereunder or to Patricia L. Schubring under that certain Consulting Agreement between the Company and Schubring of even date herewith and provided further that the term "dental services expenses" and "sales and marketing expenses" shall have the same meaning as such terms have been and are used in the preparation of the financial statements of the Company and shall be determined in a manner consistent with the past practices of the Company.

                           (3) As used herein, the term "Performance Payment Base Year" shall mean the calendar year preceding the calendar year with respect to which the Performance Payment is being determined, i.e, 1996 for the 1997 Performance Payment; 1997 for the 1998 Performance Payment and 1998 for the 1999 Performance Payment.

                           (4) In the event that the Company, directly or indirectly, acquires any other entity engaged in the Dental Services Business in the State of Michigan (or the assets thereof), it is agreed and understood that the Adjusted Operating Profit of such entity determined for a twelve month period ending as of the end of the month preceding the month in which such acquisition occurs shall be added to the Adjusted Operating Profit of the Company for the Performance Payment Base Year (such amount to be prorated, however, for the purposes of determining the Performance Payment to take into account only a percentage thereof equal to the percentage of the calendar year prior to the date on which such acquisition occurs) and that the results of operation of each such entity from and after the effective date of the acquisition for accounting purposes shall be included in determining the Adjusted Operating Profit for the year in which the acquisition occurs, and each year thereafter with respect to which a Performance Payment is payable. Notwithstanding the foregoing, in the event the Company acquires any entity or the assets thereof, which had a Negative Adjusted Operating Profit for the twelve month period prior to the date of the acquisition, then no adjustment shall be made for the purposes of determining the Adjusted Operating Profit for the Performance Payment Base Year and the results of operations of such entity shall not be included in determining Adjusted Operating Profit until and including the first calendar month that such entity (or assets) have positive Adjusted Operating Income.

                           (5) Each Performance Payment under this Agreement shall be due and payable on or before March 31 of the following year. The Company shall submit with each Performance Payment, or in lieu thereof if no Performance Payment is due, a schedule reflecting the calculation of the Performance Payment due with respect to the calendar year then ended. Halstead, at his expense, shall have access to and the right to examine and audit the books, records and financial statements of the Company for the purposes of verifying the calculation of such Performance Payment.

                  (b) As additional consideration for the agreements of Halstead contained herein, the Company shall also pay to Halstead the additional amount of $50,000 in the event that IDP successfully renews its group agreement with Great Lakes Steel Company for the 1997 calendar year on contract terms no less favorable than the group agreement with Great Lakes Steel Company in effect for the 1996 calendar year. In the event such renewal occurs prior to the date of this Agreement, such amount shall be payable on the date of this Agreement. Otherwise such amount shall be payable within three (3) business days after the date that such renewal occurs.

                  (c) It is expressly agreed and understood that the payments set forth under paragraphs (a) and (b) above constitutes the entire and complete consideration payable to Halstead for his agreements contained herein.

         6. Employment. Nothing contained in this Agreement shall be deemed to constitute an employment agreement or any type of partnership or joint venture between the Company and Halstead. However, it is understood that the Company may by separate agreement employ Halstead and, in such event, the performance by Halstead of his employment responsibilities shall not constitute a violation or breach of the provisions of this Agreement.

         7. Reasonableness; Reformation. Halstead acknowledges and agrees that
(i) this Agreement is ancillary to the Stock Purchase Agreement pursuant to which the Company acquired all the issued and outstanding capital stock of IDP,
(ii) the provisions of this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restrained and do not impose a greater restraint than is necessary to protect goodwill and other business interests of the Company and its subsidiaries, (iii) if any portion of the covenants and agreements set forth in this Agreement are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible as to time, scope of activities covered, and geographical area, (iv) if any court of competent jurisdiction determines the specified time period, scope of activities covered, or the specified geographical area applicable to any provision of this Agreement to be invalid, unreasonable, arbitrary or against public policy, a lesser time period, scope of activities covered, and/or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Halstead.

         8. Remedies for Breach. Any one or more of the following remedies, as selected by the Company in its sole discretion, shall be available to the Company in the event of a breach of this Agreement by Halstead hereunder:

                  (a) Specific Performance. In the event of a breach or threatened breach of any covenant or agreement of Halstead in this Agreement, remedies at law will not adequately compensate the Company for its injuries incurred as a result thereof. Accordingly, injunctive and/or equitable relief shall be available to the Company to specifically enforce this Agreement and prevent such breach and any continued breach of any covenant and agreement herein. Halstead agrees that a bond of no more than $10,000 in the aggregate will provide adequate protection to Halstead and therefore no more than $10,000 in bond or other security shall be required to be posted by the Company by any court in any proceeding to obtain such injunctive or equitable relief.

                  (b) Suit for Damages. In addition to the remedies stated in
         Section 7(a) above, in the event of any breach of any covenant or agreement of Halstead herein, the Company may sue for damages arising out of such breach and otherwise enforce this Agreement and obtain all other remedies available to the Company under applicable law.

         9. Waivers Applicable to Covenants Not to Compete. In its sole discretion, the Company shall have the right at any time and from time to time, evidenced solely by the written approval of the Board of Directors of the Company, to waive all or any portion of the rights of the Company under this Agreement as applicable to Halstead, including, without limitation, reducing the scope of covenant not to compete applicable to Halstead or reducing the time period or the geographical area of the covenant not to compete applicable to Halstead; provided that as so amended by waiver such covenant not to compete shall remain fully in effect. In order to be effective, any such waiver must be in writing, approved by the Board of Directors of the Company as provided above, and executed by an authorized officer of the Company.

         10. Death or Disability of Halstead. In consideration of the business opportunities that Halstead will forego as a result of the performance of this Agreement by Halstead it is expressly understood that the death or disability of Halstead shall not relieve or release the Company from its obligations under this Agreement. In the event of the death of Halstead, payment under this Agreement shall continue to be made as specified in this Agreement and the estate or designated beneficiary of Halstead shall be entitled to exercise all rights and remedies of such member of Halstead under this Agreement.

         11. Miscellaneous.

                  (a) Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivery the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                           (a) If to Halstead:

                               Edward K. Halstead
                               6346 Eastbrooke
                               West Bloomfield, Michigan 48322

                           (b) If to Company:

                               United Dental Care, Inc.
                               14755 Preston Road, Suite 300
                               Dallas, Texas 75240
                               Attn: William H. Wilcox, President
                               Facsimile: (214) 458-7963

                               With a copy to:

                               Strasburger & Price, L.L.P.8
                               901 Main Street, Suite 4300
                               Dallas, Texas 75202
                               Attn: David K. Meyercord, Esq.
                               Facsimile: (214) 651-4330

         Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 11.

                  (b) Entire Agreement; Amendments. This Agreement, together with the Stock Purchase Agreement and such other documents provided for in the Stock Purchase Agreement, sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, or warranties, other than those contained herein, and no amendments or modifications hereto, shall be valid unless made in writing and signed by the parties intended to be bound thereby.

                  (c) Binding Effect/Assignability. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Halstead shall not have any right at any time to assign this Agreement to any person or entity without the prior written consent of all other parties hereto; provided, however, that Halstead may assign the right to receive all payments hereunder to a corporation, limited liability company, or limited or general partnership of which he or it is the controlling shareholder, member or partner but no such assignment shall relieve Halstead of his obligations hereunder.

                  (d) Headings/Captions. The captions to sections and subsections of this Agreement have been inserted solely for convenience and reference, and shall not control or effect the meaning or construction of any of the provisions of this Agreement.

                  (e) Waiver; Remedies. Waiver by either party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. The parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

                  (f) Consent of Jurisdiction. Each party hereto hereby irrevocably consents to the jurisdiction of a state or federal court setting in either Oakland County, Michigan or Dallas County, Texas in any action or proceeding arising out of or relating to this Agreement or any agreement executed and delivered pursuant to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in either of such state or federal courts.

                  (g) Time. Time is of the essence under this Agreement.

                  (h) Governing Law. This Agreement shall be construed under and governed by the internal laws, and not the law of conflicts, of the State of Michigan.

                  (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                      COMPANY:

                                      UNITED DENTAL CARE, INC.



                                      By:
                                         -----------------------------------
                                         Mark E. Pape
                                         Senior Vice President

                                      HALSTEAD:




                                      --------------------------------------
                                      Edward K. Halstead

                                  EXHIBIT C-1

                              EMPLOYMENT AGREEMENT



         This Employment Agreement is made as of __________, 1996, by and between Independent Dental Plans, Inc., a Michigan corporation acting by and through its hereunto duly authorized officer (the "Company"), and Patricia L. Schubring (the "Executive").

         WHEREAS, THE Company desires to employ the Executive and the Executive is willing to render her services to the Company on the terms and conditions with respect to such employment hereinafter set forth;

         NOW, THEREFORE, in consideration of premises and the mutual terms and conditions hereof, the Company and the Executive hereby agree as follows:

         1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

         2. Exclusive Services. The Executive shall devote not less than ninety percent (90%) of her working time, ability and attention exclusively to the business of the Company during the term of this Agreement but shall be entitled to devote up to ten percent (10%) of her working time to her own independent business activities.

         3. Duties. The Executive is hereby employed by the Company and shall render her services at the principal business offices of the Company located in the State of Michigan, as such may be located from time to time, unless otherwise agreed between the Board of Directors of the Company (the "Board") and the Executive. The Executive shall have such authority and shall perform such duties as are specified by the President of the Company; subject, however, to such limitations, instructions, directions, and control as the Board may specify from time to time in its sole discretion.

         4. Term. This Agreement shall have a term of three (3) years commencing as of _______________, 1996, subject to earlier termination as hereinafter provided.

         5. Compensation. As compensation for her services rendered under this Agreement, the Executive shall be entitled to receive the following:

                  (a) Basic Salary. The Executive shall initially be paid a basic annual salary of Fifty-Three Thousand and No/100 Dollars ($53,000) per year, payable in semi-monthly installments on the regular payroll dates of each month for the Company during the term of this Agreement, prorated for any partial employment month. Such basic annual salary shall be subject to increase from time to time as authorized by the Board in its sole discretion.

                  (b) Additional Compensation. The Executive shall be paid such additional compensation and bonuses, if any, as may be determined in the sole discretion of the Board.

         6. Benefits. In addition to the compensation to be paid to the Executive pursuant to Paragraph 5 hereof, the Executive shall further be included in any hospital, surgical, and medical benefit plan, any group term life insurance policy, any pension or profit sharing plan, and all other benefits which may be extended from time to time to employees of the Company generally by the Board in its sole discretion.

         7. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Company and/or the Board, the Company shall reimburse the Executive on a monthly basis for reasonable business expenses necessarily incurred in the performance of her duties under this Agreement.

         8. Confidentiality/Trade Secrets. The Executive acknowledges that her position with the Company is one of the highest trust and confidence both by reason of her position and by reason of her access to and contact with the trade secrets and confidential and proprietary business information of the Company. Both during the term of this Agreement and thereafter, the Executive covenants and agrees as follows:

                  (a) that she shall use her best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company including but not limited to the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical data, records, compilations of information, processes, and specifications relating to its customers, suppliers, products and services;

                  (b) that she shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of her employment; and

                  (c) that she shall not use, directly or indirectly, for her own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

         All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, whether prepared by the Executive or otherwise coming into her possession, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon termination of her employment for any reason whatsoever or at any other time upon request of the Board.

         9. Intellectual Property. The Executive covenants and agrees that she will fully inform and disclose to the Company all inventions, designs, improvements, discoveries and processes ("Inventions") which she has now or may hereafter have during her employment with the Company and which pertain or relate to the business of the Company or to any experimental work, products, services or processes of the Company in progress or planned for the future, whether conceived by the Executive alone or with others and whether or not conceived during regular working hours. All such Inventions shall be the exclusive property of the Company. The Executive shall assist the Company, at any time during or after her employment, in perfecting its rights in all Inventions and shall execute all documents and do all things necessary to vest the Company with full and exclusive title thereto and to protect the same against infringement by others. If such assistance takes place after her employment is terminated the Executive shall be paid by the Company at a reasonable rate for any time actually spent in rendering such assistance at the request of the Company.

         10. Non-Competition. The Executive covenants and agrees that, during the period of her employment, she shall not, without the prior written consent of the Board, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than eight percent (8%) of any class of outstanding securities) or in any other representative or individual capacity, engage in any business or render any services to any business that is in competition in any manner whatsoever with the business of the Company.

         11. Remedies for Breach of Covenants of the Executive. The covenants set forth in Paragraphs 8 and 9 of this Agreement shall continue to be binding upon the Executive, notwithstanding the termination of her employment with the Company for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and the Executive. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all of such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and the injunctive relief shall be available to prevent to the breach or any threatened breach thereof.

         12. Termination. This Agreement may be terminated upon the occurrence of any one of the following events:

                  (a) Voluntary. The Executive may terminate this Agreement and her employment at any time during the term of this Agreement by giving thirty (30) days prior written notice of termination to the Board.

                  (b) Involuntary Without Cause. The Board, without cause, may terminate this Agreement at any time during the term of this Agreement upon thirty (30) days prior written notice to the Executive.

                  (c) Involuntary with Cause. The Board may, upon written notice effective immediately, terminate this Agreement at any time during the term of this Agreement if any one of the following conditions exist:

                           (1) If the Executive becomes disabled for a period
                  of more than thirty (30) consecutive days;

                           (2) If the Executive for reasons other than illness
                  or injury absents herself from her duties without the consent of the Board for more than ten (10) consecutive days;

                           (3) If the Executive should die (effective on the
                  date of death);

                           (4) If the Executive should be convicted of a crime
                  punishable by imprisonment; and

                           (5) If the Executive should willfully breach or
                  habitually neglect her duties which she is required to perform under this Agreement or otherwise fail to comply with the terms and conditions of this Agreement specifically including, but not limited to, the covenants set forth in Paragraphs 8, 9 and 10 hereof.

         In the event of the termination of this Agreement by either party prior to the expiration of the term of this Agreement, the Executive shall be entitled to compensation earned by her prior to the date of termination as provided herein computed on a pro rata basis to and including such date of termination. In the event the Company terminates this Agreement without cause pursuant to Paragraph 12(b) above, the Executive shall be entitled to receive a severance payment as liquidated damages for, and in lieu of, any and all damages which she may incur as a result of such termination in an amount equal to her basic salary as specified in Paragraph 5(a) as then in effect on the date of termination that otherwise would have been payable over the remaining term of this Agreement. Such severance payment shall be payable in installments on the same dates that such payments would have been made during the term of this Agreement. The Executive shall be entitled to no further compensation as of the date of termination of this Agreement specifically including but not limited to any unearned bonuses under this Agreement. Any termination of this Agreement shall be without prejudice to any right or remedy to which the terminating party may be entitled either at law, in equity, or under this Agreement.

         13. Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivery the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                  (a) If to the Company:

                      Independent Dental Plans, Inc.
                      14755 Preston Road
                      Suite 300
                      Dallas, Texas  75240
                      Attention:  President
                      Facsimile:  (214) 458-7963

                  (b) If to the Executive:

                      Patricia L. Schubring
                      28212 Newland
                      Warren, Michigan  48093

Either party may change its address for notice by giving notice in accordance with the terms of this Paragraph 13.

         14. General Provisions.

                  (a) Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

                  (b) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance hereof. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

                  (c) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

                  (d) Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive.

                  (e) Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

                  (f) Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

                  (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first written above.


COMPANY:                              EXECUTIVE:

Independent Dental Plans, Inc.



By:
   ------------------------------     ------------------------------
   Its President                      Patricia L. Schubring



                            GUARANTEE OF PERFORMANCE

         United Dental Care, Inc., a Delaware corporation and the parent corporation of the Company, hereby absolutely and unconditionally guarantees the performance by the Company of all its obligations and responsibilities under the foregoing Employment Agreement.

                                      UNITED DENTAL CARE, INC.


                                      By:
                                         -----------------------------------
                                         Mark E. Pape
                                         Senior Vice President

                                  EXHIBIT C-2

                              EMPLOYMENT AGREEMENT



         This Employment Agreement is made as of __________, 1996, by and between Independent Dental Plans, Inc., a Michigan corporation acting by and through its hereunto duly authorized officer (the "Company"), and Edward K. Halstead (the "Executive").

         WHEREAS, THE Company desires to employ the Executive and the Executive is willing to render his services to the Company on the terms and conditions with respect to such employment hereinafter set forth;

         NOW, THEREFORE, in consideration of premises and the mutual terms and conditions hereof, the Company and the Executive hereby agree as follows:

         1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

         2. Exclusive Services. The Executive shall devote not less than ninety percent (90%) of his working time, ability and attention exclusively to the business of the Company during the term of this Agreement but shall be entitled to devote up to ten percent (10%) of his working time to his own independent business activities.

         3. Duties. The Executive is hereby employed by the Company and shall render his services at the principal business offices of the Company located in the State of Michigan, as such may be located from time to time, unless otherwise agreed between the Board of Directors of the Company (the "Board") and the Executive. The Executive shall have such authority and shall perform such duties as are specified by the President of the Company; subject, however, to such limitations, instructions, directions, and control as the Board may specify from time to time in its sole discretion.

         4. Term. This Agreement shall have a term of three (3) years commencing as of _______________, 1996, subject to earlier termination as hereinafter provided.

         5. Compensation. As compensation for his services rendered under this Agreement, the Executive shall be entitled to receive the following:

                  (a) Basic Salary. The Executive shall initially be paid a basic annual salary of Sixty-Five Thousand and No/100 Dollars ($65,000.00) per year, payable in semi-monthly installments on the regular payroll dates of each month for the Company during the term of this Agreement, prorated for any partial employment month. Such basic annual salary shall be subject to increase from time to time as authorized by the Board in its sole discretion.

                  (b) Additional Compensation. The Executive shall be paid such additional compensation and bonuses, if any, as may be determined in the sole discretion of the Board.

         6. Benefits. In addition to the compensation to be paid to the Executive pursuant to Paragraph 5 hereof, the Executive shall further be included in any hospital, surgical, and medical benefit plan, any group term life insurance policy, any pension or profit sharing plan, and all other benefits which may be extended from time to time to employees of the Company generally by the Board in its sole discretion.

         7. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Company and/or the Board, the Company shall reimburse the Executive on a monthly basis for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement.

         8. Confidentiality/Trade Secrets. The Executive acknowledges that his position with the Company is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company. Both during the term of this Agreement and thereafter, the Executive covenants and agrees as follows:

                  (a) that he shall use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company including but not limited to the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical data, records, compilations of information, processes, and specifications relating to its customers, suppliers, products and services;

                  (b) that he shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of his employment; and

                  (c) that he shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

         All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon termination of his employment for any reason whatsoever or at any other time upon request of the Board.

         9. Intellectual Property. The Executive covenants and agrees that he will fully inform and disclose to the Company all inventions, designs, improvements, discoveries and processes ("Inventions") which he has now or may hereafter have during his employment with the Company and which pertain or relate to the business of the Company or to any experimental work, products, services or processes of the Company in progress or planned for the future, whether conceived by the Executive alone or with others and whether or not conceived during regular working hours. All such Inventions shall be the exclusive property of the Company. The Executive shall assist the Company, at any time during or after his employment, in perfecting its rights in all Inventions and shall execute all documents and do all things necessary to vest the Company with full and exclusive title thereto and to protect the same against infringement by others. If such assistance takes place after his employment is terminated the Executive shall be paid by the Company at a reasonable rate for any time actually spent in rendering such assistance at the request of the Company.

         Notwithstanding the foregoing, it is expressly agreed and understood that Halstead has developed and is the owner of the proprietary software package and rating system currently utilized by the Company. The Company disclaims any ownership interest in and to such proprietary software package and rating system and agrees that Halstead owns such proprietary software package and rating system. However, Halstead hereby grants to the Company and the Company hereby retains a non-exclusive, perpetual license to use for its own use (and not for the benefit of an unaffiliated third party) such proprietary software package and rating system. Such license shall be non-assignable but shall have no fees or other costs or expenses payable therefor by the Company.

         10. Non-Competition. The Executive covenants and agrees that, during the period of his employment, he shall not, without the prior written consent of the Board, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than eight percent (8%) of any class of outstanding securities) or in any other representative or individual capacity, engage in any business or render any services to any business that is in competition in any manner whatsoever with the business of the Company.

         11. Remedies for Breach of Covenants of the Executive. The covenants set forth in Paragraphs 8 and 9 of this Agreement shall continue to be binding upon the Executive, notwithstanding the termination of his employment with the Company for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and the Executive. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all of such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and the injunctive relief shall be available to prevent to the breach or any threatened breach thereof.

         12. Termination. This Agreement may be terminated upon the occurrence of any one of the following events:

                  (a) Voluntary. The Executive may terminate this Agreement and his employment at any time during the term of this Agreement by giving thirty (30) days prior written notice of termination to the Board.

                  (b) Involuntary Without Cause. The Board, without cause, may terminate this Agreement at any time during the term of this Agreement upon thirty (30) days prior written notice to the Executive.

                  (c) Involuntary with Cause. The Board may, upon written notice effective immediately, terminate this Agreement at any time during the term of this Agreement if any one of the following conditions exist:

                           (1) If the Executive becomes disabled for a period
                  of more than thirty (30) consecutive days;

                           (2) If the Executive for reasons other than illness
                  or injury absents himself from his duties without the consent of the Board for more than ten (10) consecutive days;

                           (3) If the Executive should die (effective on the
                  date of death);

                           (4) If the Executive should be convicted of a crime
                  punishable by imprisonment; and

                           (5) If the Executive should willfully breach or
                  habitually neglect his duties which he is required to perform under this Agreement or otherwise fail to comply with the terms and conditions of this Agreement specifically including, but not limited to, the covenants set forth in Paragraphs 8, 9 and 10 hereof.

         In the event of the termination of this Agreement by either party prior to the expiration of the term of this Agreement, the Executive shall be entitled to compensation earned by his prior to the date of termination as provided herein computed on a pro rata basis to and including such date of termination. In the event the Company terminates this Agreement without cause pursuant to Paragraph 12(b) above, the Executive shall be entitled to receive a severance payment as liquidated damages for, and in lieu of, any and all damages which he may incur as a result of such termination in an amount equal to his basic salary as specified in Paragraph 5(a) as then in effect on the date of termination that otherwise would have been payable over the remaining term of this Agreement. Such severance payment shall be payable in installments on the same dates that such payments would have been made during the term of this Agreement. The Executive shall be entitled to no further compensation as of the date of termination of this Agreement specifically including but not limited to any unearned bonuses under this Agreement. Any termination of this Agreement shall be without prejudice to any right or remedy to which the terminating party may be entitled either at law, in equity, or under this Agreement.

         13. Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivery the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                  (a) If to the Company:

                      Independent Dental Plans, Inc.
                      14755 Preston Road
                      Suite 300
                      Dallas, Texas  75240
                      Attention:  President
                      Facsimile:  (214) 458-7963

                  (b) If to the Executive:

                      Edward K. Halstead
                      6346 Eastbrooke
                      West Bloomfield, Michigan  48322

Either party may change its address for notice by giving notice in accordance with the terms of this Paragraph 13.

         14. General Provisions.

                  (a) Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

                  (b) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance hereof. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

                  (c) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

                  (d) Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive.

                  (e) Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

                  (f) Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

                  (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first written above.


COMPANY:                              EXECUTIVE:

Independent Dental Plans, Inc.



By:
   ------------------------------     ------------------------------
   Its President                      Edward K. Halstead

                            GUARANTEE OF PERFORMANCE

         United Dental Care, Inc., a Delaware corporation and the parent corporation of the Company, hereby absolutely and unconditionally guarantees the performance by the Company of all its obligations and responsibilities under the foregoing Employment Agreement.

                                      UNITED DENTAL CARE, INC.


                                      By:
                                         -----------------------------------
                                         Mark E. Pape
                                         Senior Vice President

                                   EXHIBIT D

                         OPINION OF COUNSEL TO SELLERS

                    (Letterhead of Binkley & Steward, P.C.)


                                                 ____________, 1996


United Dental Care, Inc.
14755 Preston Road, Suite 300
Dallas, Texas 75240

Ladies and Gentlemen:

         We have acted as counsel to Gilbert G. Finger, Patricia L. Schubring, Edward K. Halstead, Birchtree Enterprises and Binkley & Stewart, P.C. (collectively, the "Sellers," and each, individually, a "Seller"), in connection with the transactions contemplated by that certain Stock Purchase Agreement (the "Agreement") , dated as of June 28, 1996, among United Dental Care, Inc. ("Purchaser"), the Sellers, and Independent Dental Plans, Inc., a Michigan corporation (the "Company"). This opinion is provided to you pursuant to Section 9.1(f) of the Agreement.

         All defined terms used herein have the meanings set forth in the Agreement, unless otherwise defined herein.

         In connection with the opinions rendered herein, we have reviewed originals or copies of the following documents:

         (a) The Agreement and the Disclosure Schedules;

         (b) The Consulting Agreements between Schubring and Halstead, respectively, and the Purchaser dated ____________, 1996 (the "Consulting Agreements");

         (c) The Employment Agreements between Schubring and Halstead, respectively , and the Company dated _____________________, 1996 (the "Employment Agreements");

         (d) The Articles of Incorporation of the Company, certified by the Secretary of State of Michigan on _____________, 1996;

         (e) Certificate issued by the Secretary of State of Michigan dated ______________, 1996 as to the good standing of the Company in Michigan;

United Dental Care, Inc.
_______________, 1996
Page 2




         (f) The Bylaws of the Company, certified as true, correct and complete by the Secretary of the Company as of the date hereof;

         (g) The stock records of the Company; and

         (h) The corporate minute book of the Company containing the minutes of all proceedings of the stockholders and directors of the Company.

         In rendering this opinion, with respect to factual matters, with your permission and without independent investigation, we have relied upon statements, factual representations, and certificates of officers, directors, employees and agents of the Sellers and the Company, including, but not limited to, the Certificate of Sellers and the President of the Company attached hereto as as well as the representations and warranties of the Sellers contained in the Agreement, and have assumed the continued accuracy of such factual matters as of the date hereof. Additionally, we have relied, with your permission, upon the certificates of public officials with respect, to the accuracy of the factual matters contained therein and have assumed the continued accuracy of such factual matters at the date hereof.

         In our examination of the foregoing specified documents and other certificates, records and documents, we have assumed the genuineness of all signatures, other than the Company and Sellers, the authenticity of all documents submitted to us as original, the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, conformed or reproduced copies, and the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Sellers or the Company and their respective officers, directors, employees and agents. We have also assumed the due authorization execution, delivery, accuracy, authenticity and completeness of all certificates and documents provided to us by public officials and all other persons or entities, other than the Sellers or the Company.

         We have not been asked to express any opinion with respect to the power and authority of any party to the Agreement, other than the Company and the Sellers, to enter into, execute, deliver and perform the Agreement or documents related thereto, or to effect the transactions therein contemplated, or with respect to the application of any law or regulation to such power and authority, and, for purposes of the opinions set forth below, we assume that all parties other than the Sellers have all requisite power and authority under all applicable laws, regulations and governing documents and have taken all necessary corporate or other action required to be taken.

United Dental Care, Inc.
_______________, 1996
Page 3




         In all instances where the opinions herein expressed are qualified to the extent of our knowledge or to matters known to us, we have, with your permission, relied solely upon the representations and warranties of the Sellers contained in the Agreement and the Certificate of the Sellers and the President of the Company attached hereto and our review of the documents set forth in the second paragraph of this Letter. As used herein, "our current actual knowledge," "our knowledge" and "matters known to us" are limited to facts or information of which we are consciously aware.

         We call your attention to the fact that this firm requires only that lawyers be qualified to practice law in the State of Michigan, and that we are admitted to practice law only in the State of Michigan and the United States of America. Accordingly, in rendering the opinions herein, we express no opinion with respect to any laws other than the laws of the State of Michigan and the United States of America, and we express no opinion with respect to federal securities laws and regulations and state "blue sky" securities laws and regulations.

         This opinion letter and the opinions expressed herein are limited by, and in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1990).

         Subject to the foregoing and having due regard for the legal considerations that we deem relevant, we are of the opinion that, giving effect to the consummation of the transactions contemplated by the Agreement:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

         2. To our knowledge, each Seller has the requisite right, power, authority and legal capacity to execute and deliver the Agreement and, with respect to Schubring and Halstead, the Consulting Agreement and the Employment Agreement, to perform his or her or its obligations thereunder and to consummate the transactions contemplated thereby.

         3. The Agreement and, with respect to Schubring and Halstead, the Consulting Agreement and the Employment Agreement has been duly executed and delivered by the Company and each Seller and assuming the due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of the Company and each Seller enforceable against the Company and each Seller in accordance with their respective terms and except as limited by (i) the general qualifications, exceptions and limitations set forth in the

United Dental Care, Inc.
_______________, 1996
Page 4




Accord, (ii) matters of public policy and constitutional law, and (iii) as otherwise noted or qualified by other parts of this opinion.

         4. The authorized capital stock of the Company consists of 50,000 shares of common stock, par value $1.00 per share (the "Common Stock"). The stock record books and minute book reflect that 4,445 shares are issued and outstanding and that each of the Sellers is the registered owner of the number of shares set forth in Exhibit A to the Agreement. To our knowledge, the issued and outstanding shares issued to the Sellers are held by them free and clear of all Claims. All such outstanding shares of the Company are duly authorized, validly issued and non-assessable. Additionally, there are no preemptive rights attaching to the issued and outstanding shares which are contained in the Articles of Incorporation or Bylaws. No shares of Common Stock are held as treasury shares. To our knowledge, there are no outstanding options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or obligating the Sellers or the Company to grant, issue or sell any shares of the capital stock of, or other equity interests in the Company, by sale, lease, license or otherwise. To our knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements with respect to the voting or transfer of any shares of the capital stock of, or other equity interests in, the Company.

         5. The execution and delivery of the Agreement, and the Consulting Agreement and the Employment Agreement by Schubring and Halstead, do not and will not, and the performance of the Agreement and the Consulting Agreement and the Employment Agreement will not: (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company; (ii) conflict with or violate any law or governmental order of the State of Michigan or the United States of America applicable to any Seller or the Company or by which any of their or its assets, properties or business is bound or affected; or (iii) result in any breach of or constitute a default (or any event that, with notice or lapse of time or both, would become a default) under, or give others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any claims on any of the properties or assets of any Seller or the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligations which is listed in the Disclosure Schedules.

         6. Assuming Purchaser is a "bona fide purchaser" of the shares purchased from each Seller upon delivery of the Shares to Purchaser endorsed to it or in blank by the Sellers, Purchaser will acquire such shares free and clear of any "adverse claim."

United Dental Care, Inc.
_______________, 1996
Page 5



         7. The execution and delivery of the Agreement and the Consulting Agreement and the Employment Agreement do not and will not, and the performance of the Agreement and the Consulting Agreement and the Employment Agreement by the Company and the Sellers shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity in Michigan, other than as has been already obtained, or to our knowledge, any other state or any third party under any written material contract which the Company or such Seller has listed in the Disclosure Schedules and which is currently in force.

         8. To our knowledge, there is no claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind naming as a party any Seller or the Company, at law or in equity (including actions or proceedings seeking injunctive relief), pending or threatened. To our knowledge, none of the Sellers nor the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or (other than routine audits or similar inquiries or investigations conducted in the ordinary course) continuing investigation by, any governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity, or arbitrator, including, without limitation, cease-and-desist or other orders.

         Our opinions are based upon the law as currently in effect and existing interpretations thereof. Insofar as our opinions relate to future events or circumstances, our opinions expressed herein are based upon our assumption that such laws and prevailing interpretations thereof will remain unchanged. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use and may not be relied upon by any other person or entity or governmental agency or quoted in whole or in part or otherwise referred to or filed with or furnished to any other person or entity or used for any other purpose without our prior written consent.


                                      BINKLEY & STEWART. P.C.

                                   EXHIBIT E

                         RELEASE/RESIGNATION AGREEMENT


         This Release Agreement (the "Release") is executed as of
_______________, 1996, by Gilbert G. Finger, Patricia L. Schubring, Edward K. Halstead, Birchtree Enterprises, a Michigan corporation, and Binkley & Stewart, P.C., a Michigan professional corporation.

                                    RECITALS

         WHEREAS, Gilbert G. Finger, Patricia L. Schubring, Edward K. Halstead, Birchtree Enterprises, a Michigan corporation, and Binkley & Stewart, P.C., a Michigan professional corporation (collectively, the "Sellers") are parties to that certain Stock Purchase Agreement dated as of June 28, 1996 (the "Stock Purchase Agreement"), pursuant to which United Dental Care, Inc., a Delaware corporation (the "Company"), purchased all of the issued and outstanding shares of capital stock of Independent Dental Plans, Inc., a Michigan corporation ("IDP"); and

         WHEREAS, the Sellers were the owners of all the capital stock of IDP and are executing this Release pursuant to the Stock Purchase Agreement as a part of the consideration thereunder;

         NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES and the terms and conditions hereof and other good and valuable consideration, the parties hereto hereby agree as follows:

         1. Release. Subject to the provisions of Paragraph 2 hereof, each Seller hereby unconditionally and irrevocably releases and forever discharges the Company, IDP and all the respective direct or indirect subsidiaries of the Company (the "Subsidiaries"), and their respective stockholders, directors, officers, employees, successors and assigns of and from any and all rights, claims, demands, judgments, obligations, liabilities, damages, losses, attorney's fees, costs, expenses, actions, causes of action, and controversies of any kind whatsoever, whether at law or in equity, statutory or common law, accrued or unaccrued, fixed or contingent, asserted or unasserted, known or unknown, relating to the Company or IDP or the Subsidiaries which ever existed, now exist or may hereafter exist, by reason of any tort, breach of contract, violation of law, act or failure to act, or any other matter or thing which shall have occurred at or prior to the date of this Release including, without limitation, any contractual or other obligation, loan, debt or liability of any kind owed to the Seller by the Company or IDP on the date of this Release. The parties hereto expressly intend that the foregoing release shall be effective regardless of whether the basis for any claim or right released hereby shall have been known or anticipated by the parties hereto. Notwithstanding the foregoing or anything herein to the contrary, however, nothing herein is intended to release or limit in any manner the rights or obligations of any party with respect to the exceptions stated in Paragraph 2 hereof.

         2. Exceptions. Notwithstanding anything herein to the contrary, the release stated in Paragraph 1 hereof shall not apply (i) to any rights which a Seller holds, or to any obligations



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



which the Company or IDP has to a Seller arising under, by reason of, or incident to the Stock Purchase Agreement and (ii) with respect to Patricia L. Schubring and Edward K. Halstead, to any obligations or liabilities of the Company to under those certain Consulting Agreements and Employment Agreements of even date herewith between IDP and such individuals entered into pursuant to the Stock Purchase Agreement.

         3. Resignations. Each Seller hereby resigns his position as a director and/or officer of IDP effective immediately as of the date of this Release.

         4. Miscellaneous Provisions.

            (a) Invalid Provisions. If any provision of this Release is held to be illegal, invalid or unenforceable under laws now or hereafter in effect, such provision shall be fully severable; this Release shall be construed and enforced as if such provision had never comprised a part hereof; and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Release. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Release a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable.

            (b) Survival. The provisions of this Release shall survive the consummation of the transactions contemplated by the Stock Purchase Agreement, and shall continue in full force and effect thereafter.

            (c) Binding Effect. The provisions of this Release shall apply to and be binding upon the Sellers and their respective successors, assigns, heirs, executors and legal representatives.

            (d) Number and Gender. Whenever the singular number is used herein, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

            (e) Waivers. No waiver of any provision hereof shall be valid or enforceable unless such waiver is in writing and signed by the party hereto giving such waiver.

            (f) Intent of the Parties. The purpose and intent of this Release is the termination and discharge of all disputes, controversies, claims, debts and causes of action which exist or could exist as of the date hereof between the Company and/or IDP and/or the Subsidiaries and a Seller, except as otherwise specifically provided in Paragraph 2 hereof, and this Release shall be interpreted and construed broadly so as to accomplish such purpose and intent.

            (g) Acknowledgment. The Sellers acknowledge that each of them has read and fully understands all of the provisions of the Release, and recognize and acknowledge that such Release is a general release by each such party of all claims against the Company, IDP and the Subsidiaries subject only to the exceptions stated in Paragraph 2 hereof.

            (h) Counterparts. This Release may be executed in two or more counterparts, each of which shall be an original, but which together shall constitute one with the same agreement.

         Notwithstanding anything herein to the contrary, nothing herein shall affect, limit, or modify in any way the representations and warranties or other agreements and covenants of the Sellers or the Company contained in the Stock Purchase Agreement.

         IN WITNESS WHEREOF, the Sellers have executed this Release as of the day and year first above written.


- ------------------------------
GILBERT G. FINGER                     PATRICIA L. SCHUBRING


- ------------------------------        BIRCHTREE ENTERPRISES
EDWARD K. HALSTEAD
                                      By:
                                         -----------------------------------
                                      Its:
                                          ----------------------------------


                                      BINKLEY & STEWART, P.C.

                                      By:
                                         -----------------------------------
                                      Its:
                                          ----------------------------------



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